Exhibit 10.1

SHARE PURCHASE AGREEMENT

AMONG

KG MINERA LM S.A.

-AND -

ANGLO AMERICAN NORTE S.A.

-AND -

MINERA ANGLO AMERICAN CHILE LIMITADA

-AND -

MINORCO INVERSUD S.A.

MADE AS OF
NOVEMBER 19, 2008

TABLE OF CONTENTS

SHARE PURCHASE AGREEMENT

i

6.02	Indemnity of Purchaser	28

6.03	Exclusive Remedies	28

6.04	Representations and Warranties of the Selling Companies	28

6.05	Representations and Warranties of Purchaser	28

6.06	Compliance Verification and Continued Access	28

6.07	Interim Period	29

6.08	Public Announcements and Confidential Information	31

ARTICLE 7 LIMITATIONS OF LIABILITY AND CARRIAGE OF ACTIONS		31

7.01	Limitation of Liability	31

7.02	Notice and Defence of Third Party Claims	33

ARTICLE 8 GENERAL		34

8.01	Further Assurances	34

8.02	Commissions	34

8.03	Dispute Resolution	34

8.04	Fees and Expenses	35

8.05	Benefit of the Agreement	35

8.06	Entire Agreement	35

8.07	Amendments and Waiver	35

8.08	Assignment	35

8.09	Notices	36

8.10	Governing Law	37

8.11	Attornment	37

8.12	Counterparts and Faxed Signatures	37

8.13	Paramountcy	38

ii

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of November 19, 2008;

AMONG:

KG MINERA LM S.A., a corporation existing under the laws of Chile (the “Purchaser”),

- and -

ANGLO AMERICAN NORTE S.A., a corporation incorporated under the laws of Chile (“Norte”),

- and -

MINERA ANGLO AMERICAN CHILE LIMITADA, a limited liability company incorporated under the laws of Chile (“MAAC”);

- and -

MINORCO INVERSUD S.A., a corporation incorporated under the laws of Chile (“Inversud”),

WHEREAS:

A.            MAAC, Inversud and Norte own 7.54%, 7.34% and 25.12%, respectively of the issued and outstanding Shares of Minera Santa Rosa SCM (“Minera”);

B.            the Teck Group owns 60% of the issued and outstanding Shares and acts as the operator, directly or indirectly through Minera, of the Project;

C.            Minera owns the Project located in the Maricunga Area of Chile;

D.            each of MAAC, Inversud and Norte desires to sell its Shares, and the Purchaser desires to purchase such Shares, all upon and subject to the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements herein contained the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.01        Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(a)                                  “Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate.  A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning;

(b)                                 “Agreement” means this agreement and the Schedules attached hereto and all amendments, restatements or replacements made hereto by written agreement between the Parties;

(c)                                  “Applicable Law” means, with respect to any Person, property, transaction, event or other matter, (i) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, order or other requirement (including a requirement arising at common law) having the force of law, (ii) any policy, practice, protocol, standard or guideline of any Governmental Body which, although not necessarily having the force of law, is regarded by such Governmental Body as requiring compliance as if it had the force of law (collectively, the “Law”) relating or applicable to such Person, property, transaction, event or other matter and also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation;

(d)                                 “Assets” means all of the property (whether real or personal, tangible or intangible), rights, interests, entitlements and undertaking of Minera, including:

(i)                  the Books and Records;

(ii)               the Concessions;

(iii)            the Land;

(iv)           the Water Rights;

(v)              the Equipment;

(vi)           all related Governmental Approvals; and

(vii)        all related information relating to the Business, Minera or the Assets in any form;

(e)                                  “Balance Sheets” means the balance sheets of Minera as at December 31, 2005, 2006 and 2007, each of which forms part of the Financial Statements;

(f)                                    “Books and Records” means all technical, financial, accounting, business, Tax and employee information, records and files, in any form whatsoever (including written, printed or electronic form) of Minera, including the Financial Statements, regulatory filings and returns, books of account and related original source documentation, actuarial, tax and accounting information, geological and metallurgical data, reports, files, lists, drawings, plans, logs, briefs, computer program documentation, employee data and records, deeds, certificates, contracts, surveys, title and legal opinions, records of payment, asset documentation, written employment manuals and employment policies;

(g)                                 “Business” means the business and activities carried on by Minera, including the ownership of the Project and the exploration, evaluation, environmental assessment, permitting and related activities thereon;

(h)                                 “Business Day” means a day other than a Saturday, Sunday or statutory holiday in Toronto, Canada, Santiago, Chile, or London, England;

(i)                                     “Claim” means any claim of any nature whatsoever, including any written demand, liability, obligation, debt, cause of action, suit, proceeding, judgment, award, assessment, reassessment or notice of determination of loss;

(j)                                     “Claimants” means Purchaser Claimants or Selling Companies’ Claimants, as the case may be, and “Claimant” means any one of the foregoing;

(k)                                  “Closing Date” means December 16, 2008 or such earlier or later date, but no later than December 31, 2008, as the Parties may agree in writing, provided that if an offer to purchase Shares is made to any of the Selling Companies by a third party on or following the Signature Date, then, provided that an earlier Closing shall not result in a breach of the Shareholders’ Agreement, the Purchaser may unilaterally change the Closing Date to an earlier date, provided such date is no earlier than October 17, 2008 unless expressly consented to in writing by the Selling Companies, by providing five (5) Business Days’ prior written notice of the new Closing Date to the Selling Companies, and “Closing” means the completion of the transactions of purchase and sale contemplated herein on such date;

(l)                                     “Closing Opinion” means with respect to any Party hereto, an opinion of counsel to such Party in the jurisdiction of its incorporation or formation as to the incorporation or formation, existence and capacity of such Party, its authorization, execution and delivery of this Agreement and any other Transaction Document to which it is a party, the enforceability of such Transaction Documents against such Party, and as to such other matters as the to recipient(s) of such opinion may reasonably request and which are customarily addressed in opinions delivered on completion of transactions of the nature contemplated herein;

(m)                               “Concessions” means all exploration permits, exploration concessions, exploitation concessions and any gaps or fractions between such permits or concessions (demasia) relating to the Business, whether constituted or in the process of being constituted, and held by or for the benefit of Minera, including those identified in the Disclosed Data, and any other permits, concessions or demasia (including any resulting from overlapping or overstaking) or right thereto (including any future right) located within the area covered by the aforesaid permits, concessions and demasia and owned directly or indirectly by Minera or any of its Directors, officers or employees or otherwise for the benefit of Minera;

(n)                                 “Confidentiality Agreement” means the agreement dated June 3, 2008 among MAAC, Inversud, Anglo American Norte S.A. and Kinross Gold Corporation;

(o)                                 “Consent” means the consents, approvals, permits, waivers, rulings, exemptions or acknowledgements listed in Schedule 1.01(o);

(p)                                 “Contract” means any written or oral agreement, arrangement or commitment, to which Minera is a party or by which the Assets are bound;

(q)                                 “Corporation” means a corporation, incorporated company, limited liability company, sociedad contractual minera, sociedad de responsabilidad limitada, sociedad por acciones or sociedad anónima;

(r)                                    “Credit Transfer Deed” means the transfer deed in respect of the Long-term Credits in the form of Exhibit 1.01(r);

(s)                                  “Director” means, with respect to a Corporation, a member of the board of directors of the Corporation and includes, where permitted under Applicable Law, any alternate who is duly authorized to represent such member at meetings of the board of directors;

(t)                                    “Disclosed Data” mean the written information, data or documents relating to or in connection with Minera, the Business or any of the Assets or the purchase and sale of the Purchased Shares, that is or was provided or made available to the Purchaser or any of its representatives at any time prior to the Time of Closing by or on behalf of the Selling Companies, including, for greater certainty, the information, data or documents included on the CD-ROMs delivered by or on behalf of the Selling Companies to the Purchaser in advance of Closing, copies of which are held by the Parties and all copies of which were initialled for identification purposes by a representative of each of the Parties and the index of which is attached as a schedule to the Disclosure Letter,

(u)                                 “Disclosure Letter” means the confidential disclosure letter to be delivered to the Purchaser on the Signature Date setting out disclosure, qualifications, exceptions and exclusions to the Selling Companies’ representations and warranties under section 4.02 under this Agreement and which may be updated by the Selling Companies at any time prior to the Closing Date;

(v)                                 “Easements” means any easement, right of way, servitude or other similar interest of Minera in or over any real property, including the Easements identified in the Disclosed Data;

(w)                               “Environmental Laws” means any Applicable Law or other official requirement of any Governmental Body and any published judicial or administrative interpretation thereof, regulating, relating to or imposing liability or standards of conduct concerning: (i) the environment, human health or safety, or emissions, discharges, releases or threatened releases into the environment (including, ambient air, surface water, underground water, noise and land), (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of solid waste, waste water, pollutants, contaminants, chemicals or any Hazardous Material, (iii) the reclamation or remediation of disturbed land, or (iv) the protection or relocation of local inhabitants, flora, fauna, archaeological sites, national or natural monuments and protected areas such as natural parks;

(x)                                   “Equipment” means all drilling, exploration, transportation and ancillary equipment used in operations relating to the Business or otherwise owned by Minera;

(y)                                 “Fairly Disclosed” means disclosed in sufficient detail to enable a reasonable purchaser to assess the matter in question;

(z)                                   “Financial Statements” means the audited annual financial statements of Minera for each of the fiscal years ended December 31, 2006 and 2007, consisting of a balance sheet as at each of those dates, a statement of income and a statement of cash flows for the periods ended on each of those dates, and all notes thereto and reports of the auditors thereon, copies of which are included in the Disclosed Data;

(aa)                            “Governmental Approval” means any authorization, consent, approval, licence, ruling, permit, concession, certification, exemption, filing, variance, order, judgment, decree, publication, notice declaration or evidence of authority issued or granted to, conferred upon or otherwise created for or in respect of Minera, the Business or the Assets by any Governmental Body or otherwise under Applicable Law, including fiscal stability certificates, environmental assessment approvals and foreign investment contracts;

(bb)                          “Governmental Body” means any national, state, regional, municipal or local governmental department, commission, board, bureau, agency, authority or instrumentality of Chile or any political subdivision thereof, and any Person exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities, including all tribunals, commissions, boards, bureaux, arbitrators and arbitration panels, and any authority or other Person Controlled by any of the foregoing;

(cc)                            “Gross Negligence” means the intentional failure to perform a manifest duty in reckless disregard of the consequences;

(dd)                          “Hazardous Materials” means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual and includes any contaminant, waste, substance or material defined by Environmental Law as hazardous, toxic or dangerous or any other substance or material prohibited, regulated or reportable pursuant to any Environmental Law;

(ee)                            “Interim Period” means the period commencing on the Signature Date and ending on the Closing Date;

(ff)                                “Inversud” means Minorco Inversud S.A., a corporation incorporated under the laws of Chile which was formerly named Inversiones Sudamericana S.A.;

(gg)                          “Inversud Shares” means the 2,816,462 Shares owned by Inversud and which are to be sold by it to the Purchaser hereunder;

(hh)                          “Knowledge” means:

(i)                  with respect to the Selling Companies, the knowledge of Terry Burgess, Head of Business Development for Anglo American plc, Claus Bunger and Miguel Angel Duran in their respective capacities as employees of the Selling Companies or their Affiliates and Directors of Minera, as applicable, and not in their respective personal capacities; and

(ii)               with respect to the Purchaser, the knowledge of Thomas B. Elliott, Vice President, Corporate Development of Kinross Gold Corporation and Manuel Fernandez, General Counsel Andean Region of Kinross Minera Chile Limitada in their respective capacities as employees of an Affiliate of the Purchaser and not in their respective personal capacities;

and, without imposing any obligation of inquiry or due diligence, each such individual will be deemed to have “knowledge” of a particular fact or other matter if (a) that individual is actually aware of that fact or matter; or (b) that fact or matter has been received or has come to the attention of that individual in sufficient detail and under circumstances in which a reasonable person would take cognizance of it and, for greater certainty, where the phrase “to the Knowledge” qualifies a particular representation or warranty in this Agreement, such representation or warranty shall not be breached as a result of any fact or state of affairs that is not within the Knowledge of the Party;

(ii)                                  “Land” means all right, title or interest of Minera in real property, including the real property identified in the Disclosed Data, as well as surface rights, easements (including the Easements), rights of way and leasehold interests, and all buildings, erections, structures, improvements and fixtures thereon;

(jj)                                  “Lien” means with respect to any property or asset any security interest, mortgage, pledge, prohibition, injunction (medidas precautorias), restriction, lien, charge, assignment, option, claim, promise to contract, compromise or other encumbrance or interest of any kind, upon any such property or asset, or upon the income revenue or profits therefrom, including (i) any right, to participate in revenues, profits, royalties, rents or other income in any way derived from or a attributable to such property or asset or any rights arising therefrom; (ii) any acquisition of or option or right to acquire such property or asset including upon conditional sale or other title retention agreement, device or arrangement (including any capital lease); (iii) any sale, assignment, pledge or other transfer for security of any accounts, intangibles or chattel paper, with or without recourse; and (iv) any agreement to create or grant any of the foregoing;

(kk)                            “Long-term Credits” means the $3,156,571 of accounts payable owing by Minera to the Selling Companies on the Closing Date;

(ll)                                  “Loss” means any loss, liability, damage, cost or expense suffered or incurred, including any penalties, interest, litigation, fees and any other costs and expenses of any assessment, judgment, settlement or compromise relating thereto;

(mm)                      “MAAC” has the meaning ascribed thereto in the recitals to this Agreement;

(nn)                          “MAAC Shares” means the 2,894,286 Shares of Minera owned by MAAC and which are to be sold by it to the Purchaser hereunder;

(oo)                          “Material Adverse Effect” means any state of facts, change, occurrence, event, violation, inaccuracy, circumstance or effect that, either individually or in the aggregate are, or could reasonably expected to be, material and adverse to Minera, the Business, operations, results of operations, prospects, properties, Assets, or financial condition of Minera, each either considered as a whole or collectively in their entirety, as the case may be; provided, however, that states of fact, changes, occurrences, events, violations, inaccuracies, circumstances, or effects relating to:

(i)                            changes in general economic or political conditions, whether domestic or international in either case, including changes or disruptions in financial, currency exchange, real property, labour or commodities markets, except to the extent that such changes adversely affect the Business (taken as a whole) or the Assets (taken as a whole), as the case may be, in a manner distinct from and with a materially disproportionate effect than it affects other operators of a similar business in Chile;

(ii)

acts of God, any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or civil unrest, except to the extent that such acts of God, hostilities, war, terrorism or civil unrest adversely affect the Business (taken as a whole) or the Assets (taken as a whole), as the case may be, in a manner distinct from and with a materially disproportionate effect than it affects other operators of a similar business in Chile;

(iii)

changes in Applicable Law or changes in generally accepted accounting principles, except to the extent that such changes in Applicable Law or changes in generally accepted accounting principles adversely affect the Business (taken as a whole) or the Assets (taken as a whole), as the case may be, in a manner distinct from and with a materially disproportionate effect than it affects other operators of a similar business in Chile;

(iv)

changes affecting generally any of the industries in which the Assets are being employed (including the industries represented by the Business), including changes due to disruption of power, utilities, supply and transportation systems, except to the extent that such changes adversely affect the Business (taken as a whole) or the Assets (taken as a whole), as the case may be, in a manner distinct from and with a materially disproportionate effect than it affects other operators of a similar business in Chile;

(v)

the announcement or pendency of the transactions contemplated by this Agreement or other communication by the Purchaser of its plans or intentions with respect to the Business or Assets generally, or to any of the Assets, or any elements of the Business, specifically;

(vi)	the consummation of the transactions contemplated by this Agreement or any actions by the Purchaser or the Selling Companies taken pursuant to or in light of this Agreement;

(vii)	any change in the market price or trading volume of any of the securities of the Purchaser or any Affiliate of the Purchaser;

(viii)	any change in climate or weather; or

(ix)	any matter of which the Purchaser has Knowledge on the Signature Date of this Agreement,

will be deemed not to constitute a “Material Adverse Effect” and will not be considered in determining whether a “Material Adverse Effect” has occurred.

(pp)	“Minera” has the meaning ascribed thereto in the recitals to this Agreement;

(qq)	“Most Recent Balance Sheet” means the Balance Sheet of Minera as at December 31, 2007;

(rr)	“Norte” means Anglo American Norte S.A., a corporation incorporated under the laws of Chile which was formerly named Empresa Minera de Mantos Blancos S.A.;

(ss)	“Norte Shares” means the 9,640,244 Shares owned by Norte and which are to be sold by it to the Purchaser hereunder;

(tt)	“Notary Instructions” means the notary instructions in substantially the form of Exhibit 1.01(tt);

(uu)	“Notary Public” means Ms. Antonieta Mendoza Escalas, Notary Public in Santiago, or her successor;

(vv)	“Parties” means the parties to this Agreement and “Party” means any one of them;

(ww)

“Person” means an individual, a partnership, a Corporation, a Governmental Body, a trustee, any unincorporated organization and the heirs, executors, administrators or other legal representatives of an individual and words importing “Person” have similar meaning;

(xx)	“Project” means the gold project located in the Maricunga Area of Chile commonly known by the Parties as the “Lobo Marte Project”;

(yy)	“Purchase Price” has the meaning given to such term in subsection 2.01(2);

(zz)

“Purchased Shares” means the MAAC Shares, the Inversud Shares and the Norte Shares, together, in each case, with all rights of the Selling Companies to acquire any other shares of, or equity interests in, Minera, all rights relating to any capital contributions made to Minera (whether reflected as aportes al patrimonio, as aportes a cuenta de futuros aumentos de capital, or otherwise), in respect of which shares or equity interests have not been issued, all rights pursuant to the Shareholders’ Agreement and all rights which any of the Selling Companies have relating thereto;

(aaa)	“Purchaser” has the meaning ascribed thereto in the recitals to this Agreement;

(bbb)	“Purchaser Claimants” has the meaning given to such term in section 6.01;

(ccc)	“Purchaser’s Counsel” means Blake, Cassels & Graydon LLP, 199 Bay Street, Suite 2800, Commerce Court West, Toronto, Ontario, M5L 1A9, attention: Jeff Lloyd;

(ddd)	“Regulatory Approval” means the approvals, consents, rulings, authorizations, notices, permits or acknowledgements listed in Schedule 1.01(ddd);

(eee)	“Selling Companies” means, collectively, MAAC, Inversud and Norte;

(fff)	“Selling Companies’ Chilean Counsel” means Guerrero, Olivos, Novoa y Errázuriz, Av. Vitacura 2939, Piso 8, Las Condes, Santiago, Chile, attention: Roberto Guerrero V;

(ggg)	“Selling Companies’ Claimants” has the meaning given to such term in section 6.02(1);

(hhh)	“Shareholders’ Agreement” means the shareholders agreement dated as of December 5, 1996 among the Teck Group, Norte, MAAC and Inversud;

(iii)	“Share Transfer Deed” means the transfer deed in respect of the Purchased Shares to be filed with the Mining Registrar of Santiago in the form of Exhibit 1.01(iii);

(jjj)

“Share Transfer Opinion” means, with respect to the sale and transfer of the Purchased Shares to the Purchaser as contemplated herein, an opinion of applicable local counsel confirming (i) the satisfaction of all requirements under Applicable Law, the Shareholders’ Agreement and Minera’s constating documents necessary to duly transfer to and register the Purchased Shares in the name of the Purchaser free and clear of any Liens other than any Liens noted in the Share Transfer Deed, (ii) receipt of all Regulatory Approvals, and (iii) such other matters concerning the Selling Companies, the Purchased Shares and the transfer thereof, and Minera as are customarily addressed in opinions delivered on the completion of transactions of the nature contemplated herein;

(kkk)	“Shares” means the common shares of Minera;

(lll)	“Signature Date” means the date that this Agreement is fully signed by all of the Parties;

(mmm)

“Taxes” means all taxes, levies, duties, imposts, mining licences (patentes mineras), mining canon (canon minero) royalties, fees, deductions, charges or withholdings of any kind whatsoever including taxes withheld or required to be withheld on payments to non-residents of Chile, national, provincial and municipal patents (patentes municipales) or taxes, sales, gross or net income, receipts, value added, use, franchise, payroll, capital (including any taxes arising from a failure to meet the Chilean thin capitalization rules), excise, goods and services, property or windfall profit or mining operations taxes, stamp, transfer, registration or similar documentary charges, customs duties, health and social security contributions, employment insurance premiums and any other withholdings or deductions relating to employees and all liabilities with respect thereto, including any interest, fines, penalties, surtaxes, charges, additions to tax or additional amounts and loss of relief in respect of any of the foregoing, imposed by any taxing or social security authority, body or instrumentality (whether domestic or foreign) upon Minera;

(nnn)                   “Tax Returns” means all reports, returns and other documents filed or required to be filed by Minera in respect of Taxes;

(ooo)                   “Teck Group” means collectively Teck Gold Ltd. and Teck Cominco Limited (formerly named Teck Corporation);

(ppp)                   “Third Party” means any Person other than a Party;

(qqq)                   “Third Party Claim” means any Claim asserted by a Third Party against a Purchaser Claimant or a Selling Companies’ Claimant, as the case may be;

(rrr)                            “Time of Closing” means 11:00 a.m. (Toronto time) on the Closing Date;

(sss)                      “Transaction Documents” means this Agreement, the Confidentiality Agreement, the Disclosure Letter and all agreements, instruments, documents and certificates entered into or delivered by the Parties pursuant to or relating to the transactions contemplated by this Agreement; and

(ttt)                            “Water Rights” means: (i) all registered and non-registered concessions and other rights (including all rights that may be acquired from water right concession applications in progress as of the Time of Closing) held by or contracted to Minera to remove or divert from its natural source and to use water granted by any Persons to Minera, including those rights pursuant to the permits, licences or other authorizations identified or provided in the Disclosed Data, and (ii) all rights and approvals related thereto, such as rights and approvals to access water and to locate equipment and other hydrological works necessary to access and transport water.

1.02                        Headings

The division of this Agreement into Articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof’, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement supplemental hereto.  Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and sections are to Articles and sections of this Agreement.

1.03                        Extended Meanings

In this Agreement: (a) words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa; and (b) the term “including” means “including without limiting the generality of the foregoing”.

1.04                        Accounting Principles

Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be to the accounting principles generally accepted in Chile and from time to time approved by the Chilean Accountants’ Association (Colegio de Contadores de Chile A.G.), or any successor association or board as applicable.

1.05                        Currency

Unless otherwise indicated, all references to currency herein are to lawful money of the United States.

1.06                        Spanish Language Documents

Subject to section 8.13, the English language versions of the Share Transfer Deed and Notary Instructions are provided for convenience only and in the event of any inconsistency between the Spanish language and English language versions or any dispute with respect to such documents, the operative provisions of the Spanish language versions shall prevail.

1.07                        Schedules and Exhibits

(1)                                  The following are the Schedules annexed hereto and deemed to be part hereof:

Schedule 1.01(o)	– Consents;
Schedule 1.01(ddd)	– Regulatory Approvals; and
Schedule 7.02	– Notice and Defence of Third Party Claims.

(2)                                  The following are the Exhibits annexed hereto and deemed to be a part hereof:

Exhibit 1.01(r)	–	Form of Credit Transfer Deed
Exhibit1.01(tt)	–	Notary Instructions
Exhibit 1.01(iii)	–	Form of Share Transfer Deed
Exhibit 2.05(4)(c)	–	Selling Companies’ Bring-Down Certificate;
Exhibit 2.05(4)(d)	–	Selling Companies’ Corporate Certificates;
Exhibit 2.05(4)(f)	–	Form of Director and Officer Resignation and Release;
Exhibit 2.05(4)(g)	–	Form of Selling Companies’ Release;
Exhibit 2.05(6)(b)	–	Purchaser’s Bring-Down Certificate; and
Exhibit 2.05(6)(c)	–	Purchaser’s Corporate Certificate.

(3)                                  Capitalized terms used, but not otherwise defined, in the Schedules or the Exhibits have the meanings given to them in this Agreement.

ARTICLE 2
PURCHASE AND SALE

2.01        Purchase and Sale, Purchase Price

(1)           Subject to the terms and conditions hereof, the Selling Companies shall assign and transfer the Long-term Credits, MAAC shall sell the MAAC Shares, Inversud shall sell the Inversud Shares and Norte shall sell the Norte Shares to the Purchaser, and the Purchaser shall purchase the Long-term Credits and the Purchased Shares, at the Time of Closing and free and clear of all Liens other than any Liens noted in the Share Transfer Deed.

(2)           The aggregate purchase price for the Purchased Shares and the Long-term Credits (the “Purchase Price”) shall be equal to $140,000,000 (one hundred forty million dollars).

2.02        Allocation of Purchase Price

The Purchase Price shall be allocated among the Purchased Shares and the Long-term Credits as follows:

Purchase Price

Long-term Credits	$3,156,571

MAAC Shares	$25,800,549

Inversud Shares	$25,106,802

Norte Shares	$85,936,078

The Parties shall use the foregoing allocations of the Purchase Price in filing their respective tax returns.  Notwithstanding the foregoing, if the amount of the Long-term Credits increases during the Interim Period, the Purchase Price allocation (but, for greater certainty, not the Purchase Price) will be revised to reflect the increase and corresponding adjustments will be made to the allocation among the Purchased Shares on a pro rata basis.

2.03        Payment of Purchase Price

(1)           The Purchase Price shall be paid by the Purchaser to the Selling Companies, or as they may direct, in accordance with the foregoing allocation on the Closing Date in accordance with subsection 2.05(5)(c).  Such payment shall be held in escrow by the Notary Public until the requirements set out in clause 3 of the Notary Instructions have been fulfilled and then shall be released by the Notary Public to the Selling Companies.

(2)           The Selling Companies shall pay or cause to be paid in full on or before the Time of Closing all amounts owing or accruing due by them or any of their Affiliates to Minera.  Any such amount which is not so paid will be satisfied by the Purchaser by deducting such amount from the Purchase Price to be paid to the Selling Companies on the Closing Date.  The Parties

shall deliver appropriate directions and receipts at the Time of Closing to document and evidence such payments.

(3)                                  Except as otherwise provided herein, all payments under this Agreement shall be made by the Party making the payment to the Party receiving the payment by wire transfer in same day funds or by certified cheque or bank draft to or to the order of the Party receiving the payment or as it may direct.  Each Party that is to receive payment hereunder shall provide written instructions regarding wire transfer details to the Party making the payment not less than two (2) Business Days prior to the date that payment is to be made.

(4)                                  All payment required to be made hereunder shall be made in U.S. dollars.

2.04        Closing

The sale and purchase of the Purchased Shares shall be completed at the Time of Closing at the offices of the Notary Public.

2.05        Closing Deliveries and Procedures

(1)                                  The sale and purchase of all of the Purchased Shares and Long-term Credits contemplated by this Agreement will be completed simultaneously and none of such transactions will be completed unless all are completed at the same time.

(2)                                  At or prior to Closing, the Selling Companies shall deliver to the Notary Public:

(a)                                  the Share Transfer Deed and the Credit Transfer Deed, executed by public deed; and

(b)                                 the executed Notary Instructions.

(3)                                  At Closing, the Selling Companies shall deliver to Purchaser’s Counsel a Share Transfer Opinion of the Selling Companies’ Chilean Counsel to be held in escrow until the requirements set out in clause 3 of the Notary Instructions have been fulfilled.

(4)                                  At Closing, the Selling Companies shall deliver to the Purchaser:

(a)                                  a Closing Opinion of the Selling Companies’ Chilean Counsel;

(b)                                 all Books and Records that are in the possession of the Selling Companies or their Affiliates or their respective advisors or agents, as determined by the Selling Companies after using reasonable commercial efforts to identify such Books and Records;

(c)                                  a certificate of the President or other senior officer of each of the Selling Companies dated as of the Closing Date in the form of Exhibit 2.05(4)(c);

(d)                                 a certificate of the Secretary or other officer of each of the Selling Companies dated as of the Closing Date in the form of Exhibit 2.05(4)(d);

(e)                                  evidence in form satisfactory to the Purchaser, acting reasonably, that the Consents and Regulatory Approvals have been obtained;

(f)                                    the written resignation of each Director and officer of Minera nominated or appointed by the Selling Companies and a duly executed release of all claims against Minera by each such Director and officer in the form of Exhibit 2.05(4)(f); and

(g)                                 a release of claims against Minera, and termination of all Contracts between the members of the Selling Companies and Minera, substantially in the form of Exhibit 2.05(4)(g), duly executed by the Selling Companies.

(5)                                  At or prior to Closing, the Purchaser shall deliver to the Notary Public:

(a)                                  the Share Transfer Deed and the Credit Transfer Deed, executed by public deed;

(b)                                 the executed Notary Instructions; and

(c)                                  payment of the Purchase Price payable to the respective Selling Companies in the respective amounts set out in section 2.02 and in accordance with clause 2 of the Notary Instructions to be held in escrow until the requirements set out in clause 3 of the Notary Instructions have been fulfilled.

(6)                                  At Closing the Purchaser shall deliver to the Selling Companies:

(a)                                  a Closing Opinion of the Purchaser’s Chilean counsel;

(b)                                 a certificate of the President or other senior officer of the Purchaser dated as of the Closing Date in the form of Exhibit 2.05(6)(b); and

(c)                                  a certificate of the Secretary or other officer of the Purchaser dated as of the Closing Date in the form of Exhibit 2.05(6)(c).

(7)                                  The Parties shall execute and deliver such other Transaction Documents (duly notarized and legalized, as applicable) as may reasonably be required by any Party so as to complete the registration, recordation and publications, as required, of the sale of the Purchased Shares by the Selling Companies to the Purchaser as contemplated herein and the Parties shall co-operate with and render such reasonable assistance to each other as may be necessary or desirable to effect, facilitate or expedite such recordings and notice.

ARTICLE 3
CONDITIONS

3.01        Conditions for the Benefit of the Purchaser

(1)           The sale by the Selling Companies and the purchase by the Purchaser of the Purchased Shares and Long-term Credits is subject to the following conditions which are for the exclusive benefit of the Purchaser to be performed or complied with at or prior to the Time of Closing:

(a)                                  all Consents and Regulatory Approvals shall have been obtained and evidence thereof delivered to the Purchaser;

(b)                                 no order or judgment of any court or any Governmental Body shall have been issued or made, no legal proceedings shall have been commenced or threatened and no legal or regulatory requirement shall remain to be satisfied, in any case (i) which has the effect or purpose of making void, unlawful or otherwise prohibiting the purchase and sale of the Purchased Shares or any portion thereof as contemplated herein, (ii) which could adversely affect the right of the Purchaser to acquire or retain the Purchased Shares or (iii) that would have a Material Adverse Effect;

(c)                                  no change in the financial condition, business, prospects, operations, Assets or affairs of Minera shall have occurred since December 31, 2007 that would have a Material Adverse Effect;

(d)                                 the representations and warranties of the Selling Companies in this Agreement shall be materially true and correct at the Time of Closing with the same force and effect as if made as at and as of such time (and, for such purposes, a representation or warranty in section 4.02 will be considered materially true and correct unless the change, occurrence, event, violation, inaccuracy, circumstance or effect causing it not to be true and correct constitutes a Material Adverse Effect and, as a result, in order to avoid a duplicating qualification, references to Material Adverse Effect expressed in the representations and warranties set out in section 4.02 will be disregarded for the purposes of this subsection 3.01(1)); and

(e)                                  the Selling Companies shall have performed or complied in all material respects with all of the terms, covenants and conditions of this Agreement to be performed or complied with by them at or prior to the Time of Closing, including delivery of all items to be delivered by them at Closing pursuant to section 2.05 (and, for such purposes, a term, covenant or condition, other than those contained in section 2.05, will be considered materially performed or complied with unless the non-performance or non-compliance constitutes a Material Adverse Effect).

(2)                                  If any condition to be performed, satisfied or complied with by the Selling Companies for the benefit of the Purchaser at or prior to the Time of Closing shall not have been performed, satisfied or complied with at or prior to the Time of Closing the Purchaser may, without limiting any other right that it may have, at its sole option:

(a)                                  rescind this Agreement by notice to the Selling Companies and, in such event, the Purchaser shall be released from all obligations hereunder; or

(b)                                 subject to and without derogating from the provisions of section 7.01, waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part.

If the Purchaser rescinds this Agreement pursuant to subsection 3.01(2)(a) because a condition was not performed, satisfied or complied with, such rescission shall be without prejudice to each Party’s Claims in respect of any breach by the other Parties of this Agreement prior to the date of such rescission, provided however that notwithstanding anything to the contrary in this Agreement (i) the maximum quantum of such Claims shall not in each case exceed the reasonable fees and expenses incurred by the relevant Claimant prior to the date of such rescission; and (ii) the limitation in subsection 7.01(3) shall not apply to any such Claims.

3.02        Conditions for the Benefit of the Selling Companies

(1)           The sale by the Selling Companies and the purchase by the Purchaser of the Purchased Shares and Long-term Credits is subject to the following conditions which are for the exclusive benefit of the Selling Companies to be performed or complied with at or prior to the Time of Closing:

(a)                                  all Consents and Regulatory Approvals shall have been obtained or provided;

(b)                                 no order or judgment of any court or Governmental Body shall have been issued or made, no legal proceedings shall have been commenced or threatened and no legal or regulatory requirement shall remain to be satisfied, in any case which has the effect or purpose of making void, unlawful or otherwise prohibiting the purchase and sale of the Purchased Shares or any portion thereof as contemplated herein;

(c)                                  the representations and warranties of the Purchaser contained in this Agreement shall be materially true and correct at the Time of Closing with the same force and effect as if made as at and as of such time; and

(d)                                 the Purchaser shall have performed or complied in all material respects with all of the terms, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the time of Closing, including delivery of all items to be delivered by it at Closing pursuant to section 2.05.

(2)           If any term, covenant or condition to be performed, satisfied or complied with by the Purchaser for the benefit of the Selling Companies at or prior to the Time of Closing shall not have been performed or complied with at or prior to the Time of Closing, the Selling Companies may, without limiting any other rights they may have, at their sole option, either:

(a)           rescind this Agreement by notice to the Purchaser and, in such event, each of the Selling Companies shall be released from all obligations hereunder; or

(b)           waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of their rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part.

If the Selling Companies rescind this Agreement pursuant to subsection 3.02(2)(a) because a condition was not performed, satisfied or complied with, such rescission shall be without prejudice to each Party’s Claims in respect of any breach by the other Parties of this Agreement prior to the date of such rescission, provided however that notwithstanding anything to the contrary in this Agreement (i) the maximum quantum of such Claims shall not in each case exceed the reasonable fees and expenses incurred by the relevant Claimant prior to the date of such rescission; and (ii) the limitation in subsection 7.01(3) shall not apply to any such Claims.

3.03        Procedure for Satisfaction of the Conditions

(1)           Each of the Parties undertakes to work diligently and use all commercially reasonable efforts to ensure the satisfaction of the conditions set out in sections 3.01 and 3.02 over which it has control as promptly as possible, but in any event not later than the Time of Closing.

(2)           The Selling Companies shall be responsible for obtaining the Consents and Regulatory Approvals.  The Parties shall co-operate one with the other to obtain such Consents and Regulatory Approvals and, in connection therewith, each of the Purchaser and the Selling Companies shall deliver to the other Parties copies of all relevant communications to or from Third Parties in respect of the Consents and Regulatory Approvals in a timely fashion.  In this regard, the Selling Companies and the Purchaser, to the extent reasonably required, shall make their respective representatives available on reasonable notice to meet in person or by teleconference if requested by the Selling Companies or the Purchaser to discuss the process and progress in obtaining the Consents and Regulatory Approvals.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLING COMPANIES

4.01        General Representations and Warranties Relating to the Selling Companies.

The Selling Companies jointly and severally represent and warrant to the Purchaser as follows (and acknowledge that the Purchaser is relying thereon):

(1)           Due Incorporation.  Each of the Selling Companies is duly incorporated and organized and is validly existing in good standing under the laws of its jurisdiction of incorporation and has the corporate capacity and is duly authorized and licensed to own its assets and to carry on its business as presently owned and carried on by it.

(2)           Due Authorization.  Each of the Selling Companies has the necessary corporate power and authority, and has taken all necessary corporate action, to duly authorize, execute and deliver the Transaction Documents to which it is or will be a party and to perform its obligations thereunder.

(3)           Enforceability.  The Transaction Documents to which each of the Selling Companies is or will be a party have been (or will be, when executed and delivered) duly executed and delivered by it and constitute (or will constitute when executed and delivered) valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar law affecting the rights of creditors generally.

(4)           Non-Violation.  The execution and delivery by each of the Selling Companies of the Transaction Documents to which it is or may become a party and the consummation of the transactions contemplated thereby do not or will not, as applicable, conflict with, violate, result in a breach of, or constitute a default under or, except for the Consents and Regulatory Approvals, require the consent of, notice to or authorization or approval of any Person under (a) any provision of its certificate of incorporation, articles, by-laws or other of its organizational documents (b) any contract, agreement, permit, licence, lease or indenture, written or oral, to which it is a party or by which it or any of its assets is bound and (c) any Governmental Approval order, decrees, judgments or Applicable Law.

(5)           No Bankruptcy.  There has not been any petition or application filed, or any judicial or administrative proceeding commenced which has not been discharged, by or against any of the Selling Companies or with respect to any of the Selling Companies’ assets under any Applicable Law relating to bankruptcy, insolvency, reorganization, fraudulent transfer, compromise, arrangement of debt, creditors’ rights and no assignment has been made by it for the benefit of creditors.

(6)           No Dissolution.  No meeting has been convened or resolution or petition proposed or order made for any of the Selling Companies to be wound up or dissolved.

(7)           Share Ownership.  In the case of MAAC with respect to the MAAC Shares, Inversud with respect to the Inversud Shares and Norte with respect to the Norte Shares:

(a)                                  it is the registered and beneficial owner of such shares free of any Liens save and except Liens pursuant to the Shareholders’ Agreement and any Liens noted in the Share Transfer Deed;

(b)                                 it has the power, authority and right to sell such shares to the Purchaser in accordance with the terms hereof;

(c)                                  save and except for under the Shareholders’ Agreement and the constating documents of Minera, there is no outstanding option, warrant, call, commitment, agreement or other right or privilege (whether by law, contractual or otherwise) which obliges it to sell, transfer, assign, pledge, charge, mortgage or otherwise dispose of or encumber any of the such shares;

(d)                                 save and except for the Shareholders’ Agreement, there is no shareholders’ agreement, partnership agreement, voting trust, voting agreement, pooling agreement, proxy or other arrangement relating to the voting or other rights attached to any of such shares;

(e)                                  such shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable and have not been issued in violation of any pre-emptive or other right of any Person;

(f)                                    other than the Long-term Credits, there are no amounts owing or accruing due to any of the Selling Companies or their Affiliates by Minera; and

(g)                                 each of the Selling Companies is a resident of Chile for Chilean Tax purposes.

(8)                                  Shareholders’ Agreement.  The Shareholders’ Agreement constitutes a valid and binding obligation of each of the Selling Companies enforceable against each in accordance with its terms.  None of the Selling Companies is in default of the Shareholders’ Agreement (nor to the Knowledge of the Selling Companies are any of the counterparties thereto) and the Shareholders’ Agreement is in good standing and in full force and effect.  There are no amendments to the Shareholders’ Agreement and each of the Selling Companies is entitled to the benefits thereunder, and, to the Knowledge of the Selling Companies, there exists no condition, event or act which, with the giving of notice or lapse of time or both, would constitute a default or breach of the Shareholders’ Agreement.

4.02        Representations and Warranties Pertaining to Minera.

The Selling Companies jointly and severally represent and warrant to the Purchaser as follows (and acknowledge that the Purchaser is relying thereon):

(1)                                  Corporate Matters.  To the Knowledge of the Selling Companies, except as Fairly Disclosed in the Disclosure Letter:

(a)                                  Status of Minera.  Minera is duly incorporated or formed, and is organized and validly existing in good standing under the laws of Chile and is qualified and has full power and capacity to carry on its business and to own its Assets and has made all necessary filings and registrations under Applicable Law as required to own its Assets and carry on its Business.

(b)           Authorized and Issued Capital.  The authorized capital of Minera consists of 38,377,480 Shares entitled to one vote each, of which 38,377,480 Shares are issued and outstanding.

(c)           Corporate Records.  The Disclosed Data contains true, correct and complete records and copies of the minutes of meetings of Minera’s Board of Directors, shareholders and members, as applicable, the written resolutions of its Directors, shareholders or members, as applicable and the articles, charter documents, by-laws (estatutos sociales), shareholder or partnership agreements and all amendments thereto.  All corporate proceedings and actions reflected therein have been conducted or taken in compliance with Applicable Law and with their respective estatutos sociales.

(d)           Absence of Investments.  Minera does not own, nor does it have any obligation to acquire, any shares or interest in any Person.

(e)           No Bankruptcy.  There has not been any petition or application filed, or any judicial or administrative proceeding commenced which has not been discharged, by or against Minera or with respect to any of the Assets under any Applicable Law relating to bankruptcy, insolvency, reorganization, compromise, arrangement of debt, or the rights of creditors and no assignment has been made by Minera for the benefit of creditors.

(f)            No Dissolution.  No shareholders’ or directors’ meeting has been convened or shareholders’ or directors’ resolutions or petitions proposed or judicial or administrative order made for the dissolution or winding up of Minera.

(2)           Financial Information.  To the Knowledge of the Selling Companies, except as Fairly Disclosed in the Disclosure Letter:

(a)           Financial Statements.  The Financial Statements are true and correct and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, each statement comprising a part of the Financial Statements is in accordance with the books and accounts of Minera as at or for the applicable dates or periods and, except as otherwise noted therein, the Financial Statements present fairly the financial position, including all material Assets and liabilities (whether accrued, absolute, contingent or otherwise), results of operations and changes in the cash flow of Minera as at or for the applicable dates or periods.

(b)           No Material Change.  Since December 31, 2007, there has been no Material Adverse Effect and no change in the accounting policies or practices used by Minera.

(c)           Absence of Undisclosed Liabilities.  Minera has no material liabilities or obligations of any nature or kind (whether accrued, absolute, contingent or otherwise) other than (i) those reflected in its Most Recent Balance Sheet and (ii) those incurred since the date of its Most Recent Balance Sheet in the ordinary course of business, and no event or circumstance has occurred or exists with respect to Minera or its Business, properties, operations or financial condition that would have a Material Adverse Effect on the Purchased Shares or Minera, considered as a whole.

(d)           Tax Matters.  Minera has timely filed all Tax Returns required to be filed under all Applicable Law relating to Taxes and:

(i)      all Taxes accrued due and payable by Minera have been timely paid and all material deficiencies asserted or assessments made against Minera as a result of any examination by any Tax authorities of Tax Returns filed in previous years have been fully paid;

(ii)     Minera has not given any waiver of any limitation period relating to any Taxes;

(iii)    the Tax accruals reflected on the Most Recent Balance Sheet of Minera are adequate to cover all Tax liabilities payable by Minera for the periods up to and including that date, and a corresponding cash reserve has been established therefor by Minera; and

(iv)    all Tax liabilities of Minera that, in accordance with generally accepted accounting principles, should have been accrued since the date of its Most Recent Balance Sheet have been accrued in the books and accounts of Minera and a corresponding cash reserve has been established therefor by Minera, or have been paid and such payments are reflected in such books and accounts.

There are no notices of assessment or reassessment of unpaid Tax liabilities issued by any taxing authority (Chilean or foreign) which have been received by Minera and there exist no facts or circumstances which may reasonably be expected to result in the issuance of any notice of assessment or reassessment of Tax on Minera.

(e)           Withholdings.  Minera has withheld from all payments made to all Persons, whether a resident or a non-resident of Chile, with respect to whom it is required by Applicable Law to withhold any amounts, the amount of all Taxes and other deductions required to be withheld therefrom and has paid the same to the relevant taxing authorities within the time required under Applicable Law.

(f)            Capitalization.  Except as set forth in notes 9 and 11 of the Financial Statements for the fiscal year ended December 31, 2007, Minera has been funded by equity or contributions of capital in accordance with Applicable Law, which form part of the capital attributable to the Purchased Shares and such shares have been properly registered in the Books and Records of Minera and with all appropriate Governmental Bodies, and in connection with such funding, Minera has obtained all Governmental Approvals required under Applicable Law.

(3)           Governmental Approvals.  To the Knowledge of the Selling Companies, except as Fairly Disclosed in the Disclosure Letter:

(a)           Governmental Approvals.  The Selling Companies have all the necessary Governmental Approvals to lawfully hold the Purchased Shares and Minera has all the necessary Governmental Approvals to enable Minera to lawfully own the Assets and carry on the Business, and all such Governmental Approvals are valid and subsisting.  The Selling Companies and Minera, as the case may be, are in compliance with all such Governmental Approvals, have satisfied all conditions pertaining thereto, and have timely filed all statements and reports required by such Governmental Approvals and by Applicable Law to which they are subject, except for such non-compliance which would not have a Material Adverse Effect.  Neither the Selling Companies nor Minera are, and have not been, involved in a proceeding to revoke, restrict or suspend any such Governmental Approval, nor is any proceeding pending or threatened which could reasonably be expected to have such an effect.

(b)           Absence of Restrictions.  Minera is not subject to any restriction, judgment, writ, injunction (medidas precautorias), decree, award, rule or regulation which would have a Material Adverse Effect.

(4)           Issue of Shares.  To the Knowledge of the Selling Companies, except as Fairly Disclosed in the Disclosure Letter, there is no Contract or any arrangement or understanding capable of becoming a Contract which obliges Minera to issue any capital stock, equity interest or other securities.

(5)           Assets and Environmental Matters.  To the Knowledge of the Selling Companies, except as Fairly Disclosed in the Disclosure Letter:

(a)           Title to and Sufficiency of Assets.  (i) Minera has good and marketable legal and beneficial title to all of the Assets, free and clear of any and all Liens; (ii) the Assets owned and leased by Minera constitute all of the property and Assets used or held for use in connection with the Business and are sufficient to permit the continued operation of the Business; and (iii) there is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from Minera of the Business or any part thereof or of any of the Assets.

(b)           Concessions and Easements.  (i) the Concessions and Easements have been duly filed and registered with the respective registry and have been validly granted to and registered in the name of Minera, are owned by it and are in full force and effect and it has good and valid title thereto; (ii) Minera has paid all accrued and payable fees and mining canons in respect thereof and it has made all accrued and payable compensation payments to the surface landowners of the land covered by the Easements or has otherwise satisfied all current requirements under Applicable Law relating to the granting and holding of mining easements; (iii) no Person other than Minera has any right, title or interest in, to or under the Concessions or the Easements and there are no adverse or competing claims in respect thereof or Liens thereon; and (iv) the Concessions under Chilean law as currently in effect are of perpetual duration, except that the exploration permits included therein have a limited duration not exceeding four years.

(c)           Compliance with Approvals.  (i) Minera has the corporate power and authority to own the Assets and carry on the Business and has obtained all Governmental Approvals under Applicable Law, including Environmental Laws, required in order to lawfully conduct the Business; (ii) the Business complies with, and all activities in connection therewith are and have been carried out, substantially in accordance with all covenants, conditions, restrictions and reservations in the Governmental Approvals applicable thereto and substantially in accordance with all Applicable Law, except for such non-compliance which would not have a Material Adverse Effect; and (iii) there are no material terms or conditions of any Governmental Approvals which Minera has not been able to fulfil when required to do so, in order to lawfully carry out the activities conducted by it to date.

(d)           Compliance with Environmental Requirements.  Minera has complied and has caused all tenants and other authorized persons occupying the Land and the Concessions to substantially comply with, and all activities carried out with respect to the Business have been and are being carried out in compliance with all applicable Environmental Laws, except for such non-compliance which would not have a Material Adverse Effect.

(e)           Accrual for Remediation.  The Financial Statements contain a sufficient accrual for all remedial or corrective action necessary or desirable for Minera to retire the Asset and ensure compliance with any Applicable Law or Governmental Approval.

(f)            Hazardous Materials.  There is no hazard, source of pollution or condition relating to the Business or the Assets that is or has been in violation of any Environmental Law and neither Minera nor any other Person under their authority or control has generated, used, treated, stored, released or disposed of, or permitted the generation, use, treatment, storage, release or disposal of Hazardous Materials on or in the Land, the Concessions, or the water inlet or discharge infrastructure for the Project, except in compliance with applicable Environmental Laws relating to the treatment, handling and disposal of Hazardous Materials.

(g)           All Business Assets.  None of the Selling Companies or their respective Affiliates owns any properties or assets or has any rights relating to the Business.

(h)           No Remedial Action.  No remedial or corrective action necessary to ensure compliance with any Applicable Law or Governmental Approval is contemplated, required or is being currently undertaken by Minera and no written notice or other communication has been received by Minera from any Governmental Body in respect of the Business or the Assets that remedial or corrective action is or may be required pursuant to any Governmental Approval or Applicable Law.

(i)            No Expropriation Proceedings.  No expropriation or similar process that could result in loss of ownership has been commenced in respect of the Business or the Assets, or any portion thereof.

(j)            No Options to Purchase Assets.  No Person has any Contract or any right capable of becoming a Contract which obliges Minera to sell, transfer, assign, pledge, charge, mortgage, lease or in any other way to dispose of or encumber all or any part of the Assets.

(k)           Production Decision.  No “Production Decision”, as such term is defined in the Shareholders’ Agreement, has been reached by the directors of Minera pursuant to the terms of the Shareholders’ Agreement.

(6)           General.  To the Knowledge of the Selling Companies, except as Fairly Disclosed in the Disclosure Letter:

(a)           Unusual Payments or Benefits.  None of Minera or its respective officers, Directors, employees, agents or advisors, has made or agreed to make any payment or confer any benefits: (i) to or on behalf of any official of any Governmental Body or for any purpose related to political activity, (ii) for any purpose that is illegal under any Applicable Law, or (iii) for the establishment of any concealed fund or concealed bank account.

(b)           Carrying on the Business in the Ordinary Course.  Minera is carrying on, and since the date of the Most Recent Balance Sheet has carried on, the Business in the ordinary course and it has not taken any action and no matter has occurred which would not be permitted under section 6.07 hereof, if the provisions of such section had been in effect from and after the Most Recent Balance Sheet date.

(c)           Litigation.  There are (i) no ongoing or threatened Claims, notices, investigations or arbitrations, before or by, or any matters under discussion with, any Governmental Body, which affect in any material manner or materially interfere with the ownership of the Purchased Shares, or would have a Material Adverse Effect, (ii) no outstanding judgments, orders, decrees, writs, injunctions, decisions, rulings or awards against, with respect to, or in any manner affecting the Purchased Shares, or Minera, the Business or the Assets which would have a Material Adverse Effect and (iii) no grounds, facts or circumstances which now exist which could give rise to any of the foregoing.

(d)           All Material Information Disclosed.  The Selling Companies have provided to the Purchaser all information (in whatever form, including orally) within its possession or control relating to the Assets, the Business, the Purchased Shares or Minera which the Selling Companies, acting reasonably, has determined would be material to a purchaser of the Purchased Shares.

4.03        Disclaimer

(1)           Except as expressly set forth in this Article 4, the Selling Companies have not warranted, does not warrant and will not have warranted at the Time of Closing, that the Disclosed Data represents all of the information in the Selling Companies’ possession or power relevant or material to the purchase and sale of the Purchased Shares herein contemplated or the obligations of the Selling Companies hereunder or that the Disclosed Data is accurate or complete.  The Purchaser acknowledges that the Selling Companies do not control Minera, the Project or the Business and that the Selling Companies have informed the Purchaser that the Selling Companies, including their representatives for the purposes of subsection 1.01(hh), has limited information concerning Minera, the Project, the Assets and the Business.

(2)           Except as expressly set forth in this Article 4, the Selling Companies make no representation or warranty, expressed or implied, at law or in equity, in respect of Minera or any of its assets, liabilities or operations, and any such representations, warranties or conditions are expressly disclaimed.  The Purchaser acknowledges and agrees that, except to the extent specifically set forth in this Article 4, the Purchaser is purchasing the Purchased Shares on an “as-is, where-is” basis.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.01        Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Selling Companies as follows (and acknowledges that the Selling Companies are relying thereon):

(1)           Due Incorporation.  It is duly incorporated and organized and is validly existing in good standing under the laws of the jurisdiction of incorporation, and has the corporate capacity and is duly authorized and licensed to own its assets and to carry on its business as presently owned and carried on by it.

(2)           Due Authorization.  It has the necessary corporate power and authority, and it has taken all necessary corporate action, to duly authorize, execute and deliver the Transaction Documents to which it is or will be a party and to perform its obligations thereunder.

(3)           Enforceability.  The Transaction Documents to which it is or will be a party have been (or will be when executed and delivered) duly executed and delivered by it and constitute (or will constitute when executed and delivered) valid and binding obligations of the Purchaser enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar law affecting the rights of creditors generally.

(4)           Non-Violation.  The execution and delivery by it of the Transaction Documents to which it is or may become a party and the consummation of the transactions contemplated thereby do not or will not, as applicable, conflict with, violate, result in a breach of, or constitute a default under or require notice to or authorization or approval of any Person under (a) any provision of its certificate of incorporation, articles, or by-laws or other organizational documents of the Purchaser, (b) any contract, agreement, permit, licence, lease or indenture, written or oral, to which it is a party or by which it or any of its assets may be bound, or (c) any orders, decrees, judgements or Applicable Law.

(5)           No Bankruptcy.  There has not been any petition or application filed, or any judicial or administrative proceeding commenced which has not been discharged, by or against it or with respect to any of its assets under any Applicable Law relating to bankruptcy, insolvency, reorganization, compromise, arrangements, readjustment of debt or creditors’ rights, and no assignment has been made by it for the benefit of creditors.

(6)           No Dissolution.  No meeting has been convened or resolution or petition proposed or order made for the Purchaser to be wound up or dissolved.

ARTICLE 6
COVENANTS AND INDEMNITIES

6.01        Selling Companies’ Indemnities

(1)           Subject to the limitations set out in section 7.01, the Selling Companies shall jointly and severally indemnify and save harmless the Purchaser (and its Affiliates), Minera and their respective Directors, officers and employees (collectively the “Purchaser Claimants”) from and against all Claims and Losses directly or indirectly suffered by any of the Purchaser Claimants resulting from any breach of any covenant of the Selling Companies contained in this Agreement or from any inaccuracy or misrepresentation in any of its representations or warranties set forth in this Agreement at any time that such covenant, representation or warranty, as the case may be, is in effect hereunder.

(2)           Following the Closing Date, the Selling Companies will remain jointly and severally responsible, as between the Purchaser and any of the Selling Companies, for any Third Party Claims arising from facts, circumstances, actions or matters arising on or before the Closing Date under the Shareholders’ Agreement, and the Selling Companies will and do hereby jointly and severally indemnify and save harmless the Purchaser and its Affiliates and their respective Directors, officers and employees from and against any and all such Claims. The indemnification set forth in this subsection 6.01(2) shall not be subject to any contractual time bar.

6.02        Indemnity of Purchaser

(1)           The Purchaser shall indemnify and save harmless the Selling Companies (and their respective Affiliates) and their respective Directors, officers and employees (collectively the “Selling Companies Claimants”) from and against all Claims and Losses directly or indirectly suffered by any of the Selling Companies Claimants resulting from any breach of any covenant of the Purchaser contained in this Agreement or from any inaccuracy or misrepresentation in any of its representations or warranties set forth in this Agreement at any time that such covenant, representation or warranty, as the case may be, is in effect hereunder.

(2)           Following the Closing Date, the Purchaser will be solely responsible, as between the Purchaser and any of the Selling Companies, for any Third Party Claims arising from facts, circumstances, actions or matters arising after the Closing Date under the Shareholders’ Agreement, and the Purchaser will and does hereby indemnify and save harmless the Selling Companies (and their respective Affiliates) and their respective Directors, officers and employees from and against any and all such Claims.  The indemnifications set forth in this subsection 6.02(2) shall not be subject to any contractual time bar.

6.03        Exclusive Remedies

After completion of the purchase and sale of the Purchased Shares provided for herein, the rights of indemnification set out in this Article 6 shall be the sole and exclusive remedies of the Parties under or in connection with this Agreement and shall be exclusive of all other remedies to which such parties would otherwise be entitled at law or in equity.

6.04        Representations and Warranties of the Selling Companies

The Selling Companies shall ensure that their representations contained in this Agreement over which they have reasonable control are materially true and correct at the Time of Closing (and, for such purposes, a representation or warranty in section 4.02 will be considered materially true and correct unless the change, occurrence, event, violation, inaccuracy, circumstance or effect causing it not to be true and correct constitutes a Material Adverse Effect and, as a result, in order to avoid a duplicating qualification, references to Material Adverse Effect expressed in the representations and warranties set out in section 4.02 will be disregarded for the purposes of this section 6.04).

6.05        Representations and Warranties of Purchaser

The Purchaser shall ensure that its representations and warranties contained in this Agreement over which it has reasonable control are materially true and correct at the Time of Closing.

6.06        Compliance Verification and Continued Access

During the Interim Period, to the extent permitted by the terms of the Shareholders’ Agreement, the Selling Companies shall use reasonable commercial efforts to obtain the consents necessary in accordance with the Shareholders’ Agreement to permit the Purchaser, through its agents, representatives and advisors, to have such access to Minera, the Assets and the Books and Records as is afforded to the Selling Companies in accordance with the terms of the Shareholders’ Agreement for the purposes of, among other things, (a) completing a thorough due diligence review and investigation of Minera, the Business and the Assets, (b) verifying the compliance of the Selling Companies with their respective representations, warranties and covenants hereunder, (c) exercising its rights hereunder, (d) studying and making plans for future activities and expenditures relating to the Business, and (e) ensuring a speedy and efficient post-closing integration of the Purchaser’s acquired interest in Minera.  Subject to, and to the extent permitted by, the terms of the Shareholders’ Agreement, each of the Selling Companies agrees to use reasonable commercial efforts to cause Minera to permit the inspection of its Assets prior to the Time of Closing by such Governmental Bodies as the Purchaser may reasonably require upon reasonable prior notice.  Such investigations and inspections shall not, however, affect or mitigate the representations and warranties of the Selling Companies hereunder, which shall continue in full force and effect.  The Purchaser shall ensure that all such access, investigations and inspections will be conducted in a commercially reasonable manner.

6.07        Interim Period

(1)           Save as provided in subsection 6.07(3), during the Interim Period, each of the Selling Companies shall not vote its shares in Minera in favour of, and shall procure that its nominees to the board of directors of Minera not vote in favour of, any matter that would prevent Minera from continuing to carry on the Business in the ordinary course or maintaining the Project on at least a care and maintenance basis, including maintaining all Assets in good standing, or would result in Minera carrying on any business or conducting any activities other than with respect to the Business.  Without limiting the generality of the foregoing, and save as provided in subsection 6.07(3), and subject to the terms of the Shareholders’ Agreement, each of the Selling Companies shall not vote its shares in Minera in favour of, and shall procure that its nominees to the board of directors of Minera not vote in favour of, the following acts or matters during the Interim Period without the prior written consent of the Purchaser, provided that the Purchaser shall provide a notification to the Selling Companies of its consent, or its refusal to provide consent, no later than two Business Days after being given notice of the relevant vote and in the event that the Purchaser fails to provide such notification in a timely manner, the Selling Companies may vote in such manner as they in their sole discretion determine):

(a)           any disposal of any material Asset;

(b)           any declaration, authorization, making or payment of a dividend in cash, in specie or in kind by, or any reduction in paid-up capital of Minera;

(c)           any creation, allotment or issue or any grant of any option or other right to subscribe or purchase, or any redemption, purchase or repurchase of, any share of Minera or securities convertible into or exchangeable for such shares;

(d)           any creation or grant of Lien on, over or affecting the Assets or any portion thereof;

(e)           the making of any loan or granting of credit by Minera to any Person;

(f)            any amendment to the constitutional documents of Minera;

(g)           the acquisition, whether by merger, consolidation, formation or otherwise, of any body corporate or business, or all or substantially all of the assets of any body corporate or business, or the entering into of any partnership or joint venture arrangement;

(h)           the making of expenditures or the incurring of liabilities or commitments during the Interim Period which in the aggregate exceed $50,000;

(i)            any modification, amendment, cancellation or termination of any material Contract other than a termination arising out of the expiration of its term;

(j)            any decision not to pay or make or renew in a timely manner any payments or registrations or filings relating to the Concessions, the Easements or any other aspects of the Project and the Business;

(k)           any decision not to renew on expiry or not to pay any premium due in respect of its insurance and/or the modification of any insurance policy in any material respect and/or the allowances of any such insurance to lapse or the doing of anything which would render such insurance void or voidable;

(l)            the granting of any guarantees or indemnities by Minera;

(m)          termination or engagement of any material employees; and

(n)           settling any litigation to which Minera is a party.

(2)           During the Interim Period, each of the Selling Companies agrees not to modify in any respect, or waive any of its rights pursuant to, the Shareholders’ Agreement without the prior written consent of the Purchaser.  For purposes of this subsection 6.07(2), unless the Purchaser provides notice to the contrary to the Selling Companies within five (5) Business Days after receiving notice from the Selling Companies of a modification of, or waiver of rights pursuant to, the Shareholders’ Agreement, the Purchaser shall be deemed to consent to such modification or waiver of which it was given notice.  Without limiting the generality of the foregoing, none of the Selling Companies shall exercise its right of first refusal pursuant to Article 14.3 of the Shareholders’ Agreement or enter into any agreement or provide any consent or waiver in connection with any transaction or proposed transaction involving the purchase and sale of Shares without the prior written consent of the Purchaser, and the Selling Companies shall notify the Purchaser promptly (and in any event within two (2) Business Days) of any such proposed transaction.  In the event that a Selling Company has a right or, to its Knowledge, an opportunity to acquire Shares, it shall notify the Purchaser promptly (and in any event within two (2) Business Days) of any such event and the terms and conditions of such acquisition.

(3)           Nothing in subsection 6.07(1) or subsection 6.07(2) shall (a) preclude or restrict any matter or action, including any expenditure, (i) arising in the ordinary course of the Business or (ii) contemplated by or undertaken pursuant to this Agreement, or (b) require the Selling Companies to breach the Shareholders’ Agreement or any other agreement to which Minera or any of the Selling Companies is bound or Applicable Law.

(4)           The Purchaser acknowledges and agrees that no action taken or withheld by any of the Selling Companies in compliance with subsection 6.07(1) or subsection 6.07(2) shall constitute or result in a breach of any term of this Agreement, including, for greater certainty, any representation or warranty made by the Selling Companies.

6.08        Public Announcements and Confidential Information

(1)           Without the prior written consent of all of the Parties, no public announcement or press release concerning the sale and purchase of the Purchased Shares shall be made by any of the Parties or any of their Affiliates except as may be required by Applicable Law or the rules of any stock exchange on which their or any of their Affiliates’ respective shares are listed.  Each of the Parties will advise and consult with the others prior to any such required announcement or disclosure.

(2)           Each of the Selling Companies agrees (a) not to waive any of its rights under confidentiality agreements between any Persons (other than the Purchaser or its Affiliates) and any of the Selling Companies or any of their respective Affiliates relating to a possible sale, or other similar transaction relating to Minera, the Business or the Assets, or the Purchased Shares, (b) at the written request and cost of the Purchaser, to use commercially reasonable efforts to assign its rights under such confidentiality agreements to the Purchaser, and (c) to use commercially reasonable efforts to enforce at all times, at the written request and cost of the Purchaser, all rights under such confidentiality agreements.

(3)           Each Party acknowledges that the other Parties may not have an adequate remedy at law for damages and would be irreparably harmed if the covenants contained in this section 6.08 are not performed.  Accordingly, each Party agrees that, in addition to any other remedy that the other Parties may have in law or equity, the other Parties are entitled to injunctive relief to prevent breaches of, and to specifically enforce, this section.

ARTICLE 7
LIMITATIONS OF LIABILITY AND CARRIAGE OF ACTIONS

7.01        Limitation of Liability

(1)           Any Claim made by a Claimant pursuant to this Agreement shall be wholly barred and unenforceable unless a written Claim in respect thereof shall be delivered by the other Party to the first mentioned Party within two (2) years from the Closing Date except that Claims in respect of:

(a)           the representations and warranties contained in subsections 4.01(2), 4.01(3), 4.01(7), 4.02(1)(a), 4.02(1)(b), 4.02(2)(f) and 5.01(3) or representations and warranties that prove to be false as a result of any wilful misconduct, fraud or Gross Negligence by the Party giving such representation or warranty shall not be subject to any time bar hereunder, without derogating from any limitation periods as may apply in accordance with Applicable Laws; and

(b)           the representations and warranties relating to Tax matters shall be wholly barred and unenforceable unless a written Claim in respect thereof shall be delivered by the Purchaser to the Selling Companies during the period commencing on the Closing Date and ending six (6) months after the expiration of the period during which any tax assessment may be issued by a Governmental Body in respect of any taxation year to which such representations and warranties extend.  A tax assessment includes any assessment, reassessment or other form of recognized document assessing liability for Taxes under Applicable Law; and

(c)           the representations and warranties relating to environmental matters contained in subsections 4.02(5)(c) (but only so much as it relates to environmental matters), 4.02(5)(d), 4.02(5)(e), 4.02(5)(f) and 4.02(5)(h) shall be wholly barred and unenforceable unless a written Claim in respect thereof shall be delivered by the Purchaser to the Selling Companies prior to the expiry of any limitations periods under Applicable Law which apply to Claims against Minera in respect of environmental matters.

(2)           Except in the case of a breach of this Agreement that proves to be the result of any wilful misconduct, fraud or Gross Negligence by the Party causing the breach, no Party has liability for, or obligation with respect to, any special, indirect, consequential, punitive or aggravated damages, including damages for lost profit, damages based on multiples of earnings, EBITDA, cash flow or other metrics or projections, however arising under this Agreement, provided that for greater certainty:

(a)           liability of the Selling Companies for, or obligations of the Selling Companies with respect to, direct losses shall not be excluded based on this section 7.01(2); and

(b)           Third Party Claims will not be considered claims for special, indirect, consequential, punitive or aggravated damages even if such Third Party Claim itself is a claim for special, indirect, consequential, punitive or aggravated damages.

(3)           Other than a Claim made for the reasonable fees and expenses incurred by a Party that has rescinded the Agreement pursuant to subsection 3.01(2)(a) or 3.02(2)(a), no Party shall have any liability in respect of any Claim made by a Claimant pursuant to this Agreement unless and until the liability of the Party in respect of that Claim, when aggregated with the liability of the Party in respect of all other such Claims, exceeds $1,000,000, in which event the Party shall then be liable for the full amount of such Claims, including such $1,000,000.

(4)           The Selling Companies shall not have any liability in respect of any Claim made by a Purchaser Claimant pursuant to this Agreement if such Claim results from changes in Minera’s accounting or tax policies after the Closing Date or changes in Applicable Law after the Closing Date.

(5)           The aggregate liability of the Selling Companies in respect of all Claims under this Agreement shall not in any circumstances exceed the Purchase Price, and each of the Selling Companies shall be jointly and severally liable for all Claims up to an amount not to exceed the Purchase Price.

(6)           No Party shall have an obligation or liability for indemnification or otherwise with respect to any breach or inaccuracy of any representation or warranty in this Agreement if the Claimant had Knowledge of the breach or inaccuracy on or prior to the Closing Date and completed the Closing.

(7)           No Party is entitled to double recovery for any Claims even though they may have resulted from the breach, inaccuracy or failure to perform of more than one of the representations, warranties, covenants and obligations of any other Party pursuant to this Agreement.

(8)           Nothing in this Agreement in any way restricts or limits the general obligation under Applicable Law of a Party to mitigate any loss that it may suffer or incur by reason of the breach, inaccuracy or failure to perform of any representation, warranty, covenant or obligation of any other Party pursuant to this Agreement.  If any Claim can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the Party seeking indemnification shall take all appropriate steps to enforce such recovery, settlement or payment and the amount of any Claims of such Party will be reduced by the amount of such proceeds actually recoverable by the Party.

7.02        Notice and Defence of Third Party Claims

If a Purchaser Claimant receives written notice of the commencement or assertion of any Third Party Claim in respect of which such Purchaser Claimant believes any of the Selling Companies has liability under this Agreement, or if a Selling Companies Claimant receives written notice of the commencement or assertion of any Third Party Claim in respect of which such Selling Companies Claimant believes the Purchaser has liability under this Agreement, such Claimant shall follow the procedures set out in Schedule 7.02.

ARTICLE 8
GENERAL

8.01        Further Assurances

For a period of 180 days after the Closing Date, each of the Parties shall from time to time execute and deliver all such further documents and instruments and do all acts and things as any other Party may reasonably request in writing, at such other Party’s expense, to effectively carry out the commercial effect of this Agreement.

8.02        Commissions

The Selling Companies shall indemnify and save harmless the Purchaser from and against any claims whatsoever for any commission or other remuneration payable or alleged to be payable to any Person in respect of the sale and purchase of the Purchased Shares where such Person purports to act or has acted for any of the Selling Companies in connection with such sale.  The Purchaser shall indemnify and save harmless the Selling Companies from and against any claims whatsoever for any commission or other remuneration payable or alleged to be payable to any Person in respect of the sale and purchase of the Purchased Shares, where such Person purports to act or has acted for the Purchaser in connection with such sale.

8.03        Dispute Resolution

(1)           Any and all differences, disputes, claims or controversies arising out of or in any way connected with any of the Transaction Documents, or the legal relationships between the parties created by the Transaction Documents, including their negotiation, execution, delivery, enforceability, performance, breach, discharge, interpretation and construction, existence, or validity and any damages resulting therefrom or the rights, privileges, duties and obligations of the parties under or in relation to any of the Transaction Documents (including any dispute as to whether an issue is arbitrable) (in each case, a “Disputed Matter”) will be submitted to the dispute resolution process set out in this section 8.03.  If a Party intends to submit a Disputed Matter to the dispute resolution process, such Party shall provide written notice to the other Parties advising of such intention and setting out the Disputed Matter in sufficient detail to enable the Parties to assess the matter in question.

(2)           The Disputed Matter shall first be referred to two designees, one of each of the Purchaser and the Selling Companies, who shall be a senior executive of such Parties and such designees shall discuss the Disputed Matter.  If such designees do not agree upon a decision within ten (10) Business Days after referral of the Disputed Matter, the Parties will proceed to arbitration as set out in subsection 8.03(3).

(3)           In the event any Disputed Matter has not been resolved pursuant to the procedure set out in subsection 8.03(2), the Disputed Matter shall be determined and finally resolved by binding arbitration administered by the International Chamber of Commerce in accordance with its Rules of Arbitration.  Unless otherwise agreed in writing, there shall be three arbitrators; the Purchaser and the Selling Companies shall each appoint one arbitrator and the two arbitrators shall then jointly appoint the third arbitrator who shall act as chair of the arbitral tribunal.  If the third arbitrator cannot be agreed upon by such two arbitrators within ten (10) Business Days, the International Chamber of Commerce shall appoint the third arbitrator.  The place of arbitration shall be in the City of Toronto, in the Province of Ontario, Canada, and the arbitration shall be governed by the laws of the Province of Ontario, and in particular by the provisions of the International Commercial Arbitration Act, R.S.O. 1990, c. I.9.  Unless otherwise agreed in writing, the Parties adopt the IBA Rules on the Taking of Evidence in International Arbitration.  The language of the arbitration shall be English.

8.04        Fees and Expenses

Except as expressly contemplated by Sections 3.01 and 3.02, each of the Parties shall pay their respective legal, accounting and other costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all other Transaction Documents executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred relating to the completion of the transactions contemplated herein.

8.05        Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

8.06        Entire Agreement

The Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter thereof and cancel and supersede any prior understandings and agreements between the Parties with respect thereto.  There are no terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth in the Transaction Documents and there are no representations or warranties, express, implied or statutory, between the Parties other than as expressly set forth in this Agreement.

8.07        Amendments and Waiver

No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the Parties and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

8.08        Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person not a party to this Agreement.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any

Party without the prior written consent of each of the other Parties hereto.  Notwithstanding the foregoing, the Purchaser shall be entitled to acquire all or any part of the Shares hereunder through any of its Affiliates by delivery of written notice to the Selling Companies, provided that the Purchaser shall remain liable to the Selling Companies for any breach by such Affiliates of such obligations.

8.09        Notices

Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery or by facsimile addressed to the recipient as follows:

To the Purchaser:

KG Minera LM S.A.
Lota 2257, 9th Floor
Providencia 7510194
Santiago, Chile

Fax No.:	+562 651 7910
Attention:	General Counsel, Andean Region

With a copy to:

Kinross Gold Corporation
52nd Floor, Scotia Plaza
40 King Street West
Toronto, Ontario M5H 3Y2

Fax No.:	(416) 363-6622
Attention:	Chief Legal Officer and
Executive Vice President, Strategic Development

To the Selling Companies:

Avenida Pedro de Valdivia 291
Providencia 7500524
Santiago, Chile

Fax No.:	+562 230 6280
Attention:	President

With copies to:

Anglo American Chile Limitada
Avenida Pedro de Valdivia 291
Providencia 7500524
Santiago, Chile

Fax No.:	+562 230 6180
Attention:	Legal Manager

and

Anglo American plc
20 Carlton House Terrace
London SW1Y 5AN
England

Fax No.:	+44 207 968-8755
Attention:	Company Secretary

or to such other address, individual or facsimile number as may be designated by notice given by one Party to another.  Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours.

8.10        Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, other than such laws relating to conflicts of law.  However, the Parties acknowledge that the validity, nature and effect of the transfer of the Purchased Shares and Long-term Credits shall be governed by the Applicable Law of Chile to the extent that such Applicable Law applies to such transfer.

8.11        Attornment

For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Ontario and the laws of Canada applicable therein.

8.12        Counterparts and Faxed Signatures

This Agreement may be executed in two or more counterparts, all of which, taken together, shall be regarded as one and the same Agreement.  Counterparts may be executed in faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties, provided, however, that any Party providing its signature in such a manner shall promptly forward to the other Parties an original of the signed signature page of this Agreement which was so faxed.

8.13        Paramountcy

In the event of any conflict between the provisions of this Agreement and the provisions of any Transaction Document governed by the laws of Chile, the provisions of this Agreement shall govern.

IN WITNESS WHEREOF the parties have executed this Agreement.

KG MINERA LM S.A.		ANGLO AMERICAN NORTE S.A.

By:	/s/ Manuel J. Fernández	By:	/s/ Felipe Purcell

MINERA ANGLO AMERICAN CHILE LIMITADA		MINORCO INVERSUD S.A.

By:	/s/ Miguel A. Durán	By:	/s/ James Beams

Schedule 1.01(o)

Consents

Any required consents, approvals or waivers by the Teck Group or its Affiliates pursuant to Article 14.3 of the Shareholders’ Agreement or otherwise.

Schedule 1.01(ddd)

Regulatory Approvals

Registration of the Share Transfer Deed in the Shareholders Registry of the Mining Registrar where Minera Santa Rosa SCM is registered.

Schedule 7.02

Notice and Defence of Third Party Claims

(1)           If a Purchaser Claimant or a Selling Companies’ Claimant (in either case, an “Indemnified Party”) receives written notice of the commencement or assertion of any Third Party Claim in respect of which such Indemnified Party believes any of the Selling Companies, in the case of a Purchaser Claimant, or the Purchaser, in the case of a Selling Companies Claimant, (in either case, an “Indemnifying Party”) has liability under this Agreement, such Indemnified Party shall give the Indemnifying Party prompt written notice thereof, but in any event notice shall be provided no later than thirty (30) days after receipt of the initial notice of such Third Party Claim.  To the extent possible given the information readily available to such Indemnified Party, such notice to the Indemnifying Party shall describe the Third Party Claim in reasonable detail and shall indicate (without prejudice to such Indemnified Party’s rights) the estimated amount of the Loss that has been or may be sustained by the Indemnified Party in respect thereof, provided that the failure to give such notice within such time period shall not reduce such Indemnified Party’s rights hereunder, except to the extent of any actual prejudice suffered as a result of such failure.

(2)           Upon receiving notice from the Indemnified Party of a Third Party Claim and having unconditionally acknowledged in writing its obligation to indemnify the Indemnified Party, the Indemnifying Party shall have the right, but not the obligation, by giving notice to that effect to the Indemnified Party not later than thirty (30) days after receipt of such notice of such Third Party Claim and subject to the rights of any insurer or other Third Party having potential liability therefor, to elect to assume the defence of any Third Party Claim at the Indemnifying Party’s own expense and by the Indemnifying Party’s own counsel provided that the Indemnifying Party shall not be entitled to assume the defence of any Third Party Claim: (a) alleging any criminal or quasi-criminal wrongdoing (including fraud), (b) which impugns the reputation of an Indemnified Party or (c) where the Third Party making the Third Party Claim is a Governmental Body.

(3)           Prior to settling or compromising any Third Party Claim in respect of which the Indemnifying Party has assumed the defence, the Indemnifying Party shall obtain the consent of the Indemnified Party regarding such settlement or compromise, which consent shall not be unreasonably withheld or delayed by the Indemnified Party.  In addition, the Indemnified Party shall be entitled to participate in (but not control) the defence of any Third Party Claim and in so doing may retain its own counsel (provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at their expense or unless the named parties to any action or proceeding include both the Indemnified Party and the Indemnifying Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences), in which case the fees and disbursements of such counsel shall be paid by the Indemnifying Party).

(4)           With respect to any Third Party Claim in respect of which an Indemnified Party has given notice to the Indemnifying Party pursuant to this section and in respect of which the

Indemnifying Party is not entitled to assume the defence or has not elected to do so, the Indemnifying Party may participate in such defence assisted by counsel of its own choosing at the Indemnifying Party’s sole cost and expense and, prior to settling or compromising any such Third Party Claim, the Indemnified Party shall obtain the consent of the Indemnifying Party regarding such settlement or compromise, which consent shall not be unreasonably withheld or delayed by the Indemnifying Party.

(5)                                  Except with respect to any action or proceeding where the Indemnifying Party and the Indemnified Party are adverse in interest and subject to any rights of privilege, the Indemnifying Party and the Indemnified Party shall use all reasonable efforts to make available to the party which is undertaking and controlling the defence of any Third Party Claim:

(a)                                  those employees whose assistance, testimony or presence is necessary to assist such party in evaluating and in defending any Third Party Claim; and

(b)                                 all documents, records and other materials in the possession of such party reasonably required by such party for its use in defending any Third Party Claim,

and shall otherwise co-operate with the Party defending such Third Party Claim.  The Indemnifying Party shall be responsible for all reasonable expenses associated with making such documents, records and materials available and for all reasonable expenses of any employees made available by the Indemnified Party to the Indemnifying Party hereunder, which expense shall be equal to an amount to be mutually agreed upon per Person per hour or per day for each day or portion thereof that such employees are assisting the Indemnifying Party but such expenses shall not exceed the actual direct cost (including indirect employee burdens such as costs of benefit plans) to the Indemnified Party associated with such employees.

(6)                                  If the Indemnifying Party elects to assume the defence of any Third Party Claim as provided in section (2) above and fails to take reasonable steps necessary to defend diligently such Third Party Claim within thirty (30) days after receiving notice from the Indemnified Party that the Indemnified Party bona fide believes on reasonable grounds that the Indemnifying Party have failed to take such steps, the Indemnified Party may, at its option, elect to assume the defence of and to compromise or settle the Third Party Claim assisted by counsel of its own choosing and the Indemnifying Party shall be liable for all costs and expenses paid or incurred in connection therewith.

2

Exhibit 1.01(r)

Form of Credit Transfer Deed

CESIÓN DE CRÉDITOS

[*]

Y

KG MINERA LM S.A.

En Santiago de Chile, a [*] de [*] de 2008, entre [*], una sociedad organizada y existente bajo las leyes de Chile, representada por don [*], C.N.I. n° [*], y por don [*], C.N.I. n° [*], todos domiciliados, para estos efectos, en [*], comuna de [*], Santiago (en adelante también, el “Vendedor”), por una parte, y, por la otra, KG Minera LM S.A., una sociedad organizada y existente bajo las leyes de Chile, representada por don [*], C.N.I n° [*], ambos domiciliados, para estos efectos, en [*], comuna de [*], Santiago (en adelante también, el “Comprador”), se ha convenido la siguiente cesión de créditos:

PRIMERO.- Créditos.- El Vendedor es el único y exclusivo titular de los créditos (en adelante también, los “Créditos”), en contra de Minera Santa Rosa S.C.M., y que se individualizan en el anexo (en adelante también, el “Anexo”) de este contrato, el que se entiende formar parte integrante del mismo.-

SEGUNDO.- Cesión de Créditos.- El Vendedor, por medio de sus representantes antes individualizados, vende, cede y transfiere al Comprador todos y cada uno de los Créditos, incluyendo sus privilegios y cauciones, declarando el Comprador, por medio de sus representantes antes individualizados, comprarlos, aceptarlos y adquirirlos para sí.-

TERCERO.- Precio.- El precio total de esta cesión de créditos es la cantidad de $[*], que el Comprador paga al Vendedor en este acto al contado y en dinero efectivo, declarando su representante recibirlo a su entera satisfacción. Las partes renuncian a cualquier acción resolutoria que emane del presente contrato.-

CUARTO.- Entrega.- Esta cesión de créditos se efectúa mediante la entrega de extractos de las cuentas que documentan los Créditos en los libros de Minera Santa Rosa S.C.M., y mediante la suscripción del presente instrumento y la entrega de los extractos de cuentas, declarando el Comprador recibirlos en este acto.-

QUINTO.- Ley Aplicable.- Esta cesión de créditos se rige por las leyes de la República de Chile.-

PERSONERIAS.- La personería de don [*] y de don [*] para representar a [*] consta de la escritura pública de fecha [*] otorgada en la Notaría de Santiago de don [*]. ¬La personería de don [*] para representar a KG Minera LM S.A. consta de la escritura pública de fecha [*] otorgada en la Notaría de Santiago de don [*]. La personería de don [*] para representar a Minera Santa Rosa S.C.M consta de la escritura pública de fecha [*] otorgada en la Notaría de Santiago de don [*].-

[*]
pp. [*]

[*]
pp. [*]

[*]
pp. KG MINERA LM S.A.

[*]
pp. MINERA SANTA ROSA S.C.M.

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ANEXO

CESION DE CREDITOS

[*]

Y

KG MINERA LM S.A.

Se adjuntan los documentos que dan cuenta de los Créditos.

FREE TRANSLATION

Assignment of Credits

[*]

AND

KG MINERA LM S.A.

In the City of Santiago de Chile, on this [        ] day of the month of [        ] of the year 2008, this agreement for the assignment of credits is entered into by and between: [*] a company organized and existing under the Chilean laws, represented by Mr. [*], C.N.I. (Identity Card) No. [*] and by Mr. [*], C.N.I. (Identity Card) No. [*], all of them domiciled, for the purposes hereof, at [*], in the city of [*], in Santiago (hereinafter also referred to as the “Seller”), as parties of the first part, and K G Minera LM S.A., a company organized and existing under the Chilean laws, represented by Mr. [*], C.N.I. (Identity Card) No. [*], both of them domiciled, for the purposes hereof, at [*], in the city of [*], in Santiago (hereinafter also referred to as the “Purchaser”), as parties of the second part:

ONE.- Credits.- The Seller is the sole and exclusive owner of the credits (hereinafter also referred to as the “Credits”) against Minera Santa Rosa S.C.M., and which are described in detail in the exhibit (hereinafter referred to as the “Exhibit”) to this agreement and made part hereof by reference.-

TWO.- Assignment of Credits.- The Seller, through its representatives duly mentioned above, agrees to sell, assign and transfer to the Purchaser each and every Credits, including their privileges and guarantees, and the Purchaser, through its representatives duly mentioned above, represents to purchase, accept and acquire them for itself.

THREE.- Price.- The total price for this credit assignment is $[*] that the Purchaser pays to the Seller upon the execution hereof in cash; the Seller’s representative acknowledges to receive it to the Seller’s sole satisfaction. Moreover, the parties waive any other acción resolutoria (action to avoid or terminate the agreement) that may arise herefrom.-

FOUR.- Delivery.- This credit assignment is made by means of the delivery of extracts from the accounts documenting the Credits in the books of Minera Santa Rosa S.C.M., and by the execution of this agreement and the delivery of such account extracts, all of which the Purchaser acknowledges to receive upon the execution hereof.-

FIVE.- Applicable Law.- This assignment of credits is governed by the laws in force in the Republic of Chile.-

LEGAL CAPACITY TO REPRESENT.- The legal capacity of Mr. [*] and Mr. [*] to act in the name and on behalf of [*], arises from the public deed executed on  [          ], executed in the Notarial Office located in the City of Santiago in charge of [Mr.].

The legal capacity of [                              ] to represent KG Minera LM S.A. is evidenced in public deed executed on [                                  ], before the Notary Public in and for the city of Santiago, Mr. [                          ].

The legal capacity of [                              ] to represent Minera Santa Rosa S.C.M. is evidenced in public deed executed on [                                  ], before the Notary Public in and for the city of Santiago, Mr. [                          ].

[*]
pp. [*]

[*]
pp. [*]

[*]
pp. KG MINERA LM S.A.

[*]
pp. MINERA SANTA ROSA S.C.M.

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FREE TRANSLATION

Exhibit

Assignment of Credits

[*]

AND

KG MINERA LM S.A.

Documents evidencing the Credits are annexed hereto.

Exhibit 1.01(tt)

Notary Instructions

INSTRUCCIONES NOTARIALES

En Santiago de Chile, a              de [*]de 2008, entre la sociedad ANGLO AMERICAN NORTE S.A., RUT Nº                   , representada por el señor                               , la sociedad MINERA ANGLO AMERICAN CHILE LIMITADA, RUT Nº                   , representada por el señor                               , y la sociedad MINORCO INVERSUD S.A., RUT Nº                   , representada por el señor                               , todos domiciliados en calle                                           , comuna de                     , Región Metropolitana, en adelante “las Sociedades Vendedoras”; y la sociedad KG MINERA LM S.A., RUT Nº                         , representada por el señor                                         , ambos domiciliados en calle                               , comuna de                             , Región Metropolitana en adelante “el Comprador”, instruyen al Notario doña Antonieta Mendoza Escalas o a quien lo suceda o reemplace en el cargo, de la manera que a continuación se expresa:

PRIMERO: Por escritura pública de esta fecha, Repertorio Nº                     , la sociedad ANGLO AMERICAN NORTE S.A. vendió, cedió y transfirió a KG MINERA LM S.A., la totalidad de las                      acciones de que es titular en la sociedad Minera Santa Rosa SCM (en adelante “Minera”), las que representan el 25,12% del total de acciones en que se divide el capital de Minera, MINERA ANGLO AMERICAN CHILE LIMITADA vendió, cedió y transfirió a KG MINERA LM S.A., la totalidad de las                      acciones de que es titular en la sociedad Minera Santa Rosa SCM, las que representan el 7,54% del total de acciones en que se divide el capital de Minera, y MINORCO INVERSUD S.A. vendió, cedió y transfirió a KG MINERA LM S.A., la totalidad de las                      acciones de que es titular en la sociedad Minera Santa Rosa SCM, las que representan el 7,34% del total de acciones en que se divide el capital de Minera.

SEGUNDO: Con el objeto de pagar el precio de compra de las acciones referidas en la cláusula anterior, KG MINERA LM S.A. hace entrega en este acto al Sr. Notario, de los siguientes documentos:

a) Depósito a Plazo renovable N°[•] de fecha [•] tomado en el Banco                        a nombre de KG MINERA LM S.A., endosado a ANGLO AMERICAN NORTE S.A., por la suma de $                        . (precio acciones)

b) Depósito a Plazo renovable N°[•] de fecha [•] tomado en el Banco                            a nombre de KG MINERA LM S.A., endosado a ANGLO AMERICAN NORTE S.A., por la suma de $                                . (cesión crédito)

c) Depósito a Plazo renovable N°[•] de fecha [•] tomado en el Banco                        a nombre de KG MINERA LM S.A., endosado a MINERA ANGLO AMERICAN CHILE LIMITADA, por la suma de $                        . (precio acciones)

d) Depósito a Plazo renovable N°[•] de fecha [•] tomado en el Banco                            a nombre de KG MINERA LM S.A., endosado a MINERA ANGLO AMERICAN CHILE LIMITADA, por la suma de $                                . (cesión crédito)

e) Depósito a Plazo renovable N°[•] de fecha [•] tomado en el Banco                        a nombre de KG MINERA LM S.A., endosado a MINORCO INVERSUD S.A., por la suma de $                        . (precio acciones)

f) Depósito a Plazo renovable N°[•] de fecha [•] tomado en el Banco                            a nombre de KG MINERA LM S.A., endosado a MINORCO INVERSUD S.A., por la suma de $                                . (cesión crédito).

TERCERO: El Notario que recibe las instrucciones entregará los documentos individualizados en la cláusula segunda anterior a un apoderado de las sociedades ANGLO AMERICAN NORTE S.A., MINERA ANGLO AMERICAN CHILE LIMITADA y MINORCO INVERSUD S.A. respectivamente, siempre y cuando se cumplan las siguientes condiciones copulativas:

a) Que se acredite al Notario doña Antonieta Mendoza Escalas o a quien lo suceda o reemplace en el cargo mediante copia de la correspondiente inscripción en el Registro de Accionistas del Conservador de Minas de Santiago, que se ha inscrito el dominio de la totalidad de las acciones objeto de la escritura pública referida en la cláusula Primera de las presentes instrucciones, a nombre de KG MINERA LM S.A., y

b) Que se acredite al Notario doña Antonieta Mendoza Escalas o a quien lo suceda o reemplace en el cargo mediante certificado emitido por el Conservador de Minas de Santiago, que a la fecha de la inscripción a nombre de KG MINERA LM S.A., las acciones objeto de la compraventa indicada precedentemente, no le afectan prendas, prohibiciones, embargos, litigios ni gravámenes en general, ni derechos preferenciales de terceros, salvo Promesa de Compraventa a favor de Teck Gold Ltd. inscrita a fojas 144 Nº 49 del año 1997.

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CUARTO: Si dentro del plazo de 45 días hábiles, contados desde la fecha de estas instrucciones, no se ha acreditado al Sr. Notario o a quien lo suceda o reemplace en el cargo el cumplimiento de los requisitos estipulados en las letras a) y b) de la cláusula tercera precedente, el Sr. Notario deberá devolver los documentos señalados en la cláusula segunda precedente a un representante autorizado de KG MINERA LM S.A. quien, a mayor abundamiento, se entenderá facultado para tachar los endosos, bastando para ello que un representante con poderes suficientes de KG MINERA LM S.A. suscriba una escritura de resciliación del contrato de compraventa señalado en la cláusula primera precedente. Las Sociedades Vendedoras se obligan a su vez a suscribir la referida escritura de resciliación una vez firmada esta por KG MINERA LM S.A., de manera de dejar sin efecto la escritura de compraventa a que se refiere la cláusula primera precedente.

QUINTO: Las Sociedades Vendedoras se comprometen a ingresar al Conservador de Minas de Santiago las copias autorizadas de la escritura de compraventa para su inscripción, tan pronto como se encuentren a su disposición las correspondientes copias autorizadas.

SEXTO: Las partes dejan constancia que estas instrucciones las han otorgado en su beneficio mutuo. En consecuencia, estas instrucciones no podrán ser modificadas, alteradas ni dejadas sin efecto sin la concurrencia y consentimiento conjunto de las Sociedades Vendedoras y KG MINERA LM S.A.

La personería de don                               , para representar a ANGLO AMERICAN NORTE S.A., consta de la escritura pública otorgada con fecha                    en la notaría de Santiago de don                             . La personería de don                               , para representar a MINERA ANGLO AMERICAN CHILE LIMITADA, consta de la escritura pública otorgada con fecha                    en la notaría de Santiago de don                             . La personería de don                               , para representar a MINORCO INVERSUD S.A., consta de la escritura pública otorgada con fecha                    en la notaría de Santiago de don                             . La personería de don                               , para representar a KG MINERA LM S.A., consta de la escritura pública otorgada con fecha                    en la notaría de Santiago de don                             .

Previa lectura, firman,

Sr.
pp. ANGLO AMERICAN NORTE S.A.

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Sr.
pp. MINERA ANGLO AMERICAN CHILE LIMITADA

Sr.
pp. MINORCO INVERSUD S.A.

Sr.
pp. KG MINERA LM S.A.

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Notary Instructions

In Santiago de Chile, on             , 2008, ANGLO AMERICAN NORTE S.A., TAX Number                             , represented by Mr.                                   , MINERA ANGLO AMERICAN CHILE LIMITADA, TAX Number                             , represented by Mr.                                    and MINORCO INVERSUD S.A., TAX Number                             , represented by Mr.                                   , all of them domiciled at                                 , borough of                               , Metropolitan Region, hereinafter also “the Selling Companies”; and KG MINERA LM S.A., TAX Number                                     , represented by Mr.                               , both domiciled at                                   , borough of                           , Metropolitan Region, hereinafter “the Purchaser”, hereby instruct the Notary Public Mrs. Antonieta Mendoza Escala, or whom may succeed or replace her, as follows:

FIRST:  By public deed of this date, Digest Nº                   -2008, ANGLO AMERICAN NORTE S.A. sold, assigned and transferred to KG MINERA LM S.A., all of its                    shares in Minera Santa Rosa SCM (“Minera”), which represent 25.12% of the issued and outstanding shares of Minera, MINERA ANGLO AMERICAN CHILE LIMITADA sold, assigned and transferred to KG MINERA LM S.A., all of its                    shares in Minera Santa Rosa SCM, which represent 7.54% of the issued and outstanding shares of Minera and MINORCO INVERSUD S.A. sold, assigned and transferred to KG MINERA LM S.A., all of its                    shares of Minera Santa Rosa SCM, which represent 7.34% of the issued and outstanding shares of Minera.

SECOND: In order to pay the purchase price of the shares, KG MINERA LM S.A. hereby delivers to the Notary Public the following documents:

a)                Time deposit No.                 , renewable, for the amount of                       , issued by                  on         , 2008, taken out in the name of KG MINERA LM S.A.  , duly endorsed to ANGLO AMERICAN NORTE S.A. (shares price)

b)               Time deposit No.                 , renewable, for the amount of                       , issued by                  on         , 2008, taken out in the name of KG MINERA LM S.A.  , duly endorsed to ANGLO AMERICAN NORTE S.A. (account payable)

c)                Time deposit No.                 , renewable, for the amount of                       , issued by                  on         , 2008, taken out in the name of KG MINERA LM S.A.  , duly endorsed to MINERA ANGLO AMERICAN CHILE LIMITADA. (shares price)

d)               Time deposit No.                 , renewable, for the amount of                       , issued by                  on         , 2008, taken out in the name of KG MINERA LM S.A.  , duly endorsed to MINERA ANGLO AMERICAN CHILE LIMITADA. (account payable)

e)                Time deposit No.                 , renewable, for the amount of                       , issued by                  on         , 2008, taken out in the name of KG MINERA LM S.A.  , duly endorsed to MINORCO INVERSUD S.A. (shares price)

f)                  Time deposit No.                 , renewable, for the amount of                       , issued by                  on         , 2008, taken out in the name of KG MINERA LM S.A., duly endorsed to MINORCO INVERSUD S.A. (account payable)

THIRD:  The Notary Public that receives these instructions shall deliver the documents individualized in prior clause SECOND, to an attorney of ANGLO AMERICAN NORTE S.A., MINERA ANGLO AMERICAN CHILE LIMITADA and MINORCO INVERSUD S.A. respectively, provided that the following copulative conditions have been fulfilled:

a)              That evidence has been given to the Notary Public Ms. Antonieta Mendoza Escalas, or to whom may succeed or replace her, by means of a copy of the corresponding inscription in the Shareholders Registry of the Mining Registrar of Santiago, stating that the ownership of all of the shares subject matter of the deed named in clause FIRST above has been recorded in the name of KG MINERA LM S.A., and

b)             That evidence is given to the Notary Public Ms. Antonieta Mendoza Escalas or to whom may succeed or replace her, by means of certificate issued by the Mining Registrar of Santiago, stating that on the date of registration of the shares in the name of KG MINERA LM S.A., the shares subject matter of the deed of sale indicated above, are not subject to liens, prohibitions, attachments, litigations or encumbrances, except for the Promise to Purchase Shares in favor of Teck Gold Ltd. registered at folio 144, Nº 49 of the year 1997.

FOURTH:  If after 45 business days counted from the date of these instructions, no evidence has been given to the Notary Public about the fulfillment of the requisites set forth in paragraphs a) and b) of the preceding clause THIRD, the Notary Public shall have to return the documents indicated in CLAUSE SECOND to an authorized representative of KG MINERA LM S.A., who, for the avoidance of doubt, shall be deemed authorized to cross the endorsements, sufficing exclusively for this purpose that an attorney of KG MINERA LM S.A., duly empowered, executes a deed of resciliation of the sale agreement mentioned in clause FIRST hereof. The Selling Companies, in turn, binds itself to subscribe this deed of resciliation once signed by KG MINERA LM S.A., so that the sale agreement mentioned in clause FIRST hereof, is left without effect.

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FIFTH:  The Selling Companies commit themselves to record in the Mining Registrar of Santiago the authorized copies of the deed of sale as soon such copies are available.

SIXTH:  The parties leave on record that these instructions have been given to their mutual benefit.  In consequence, these instructions cannot be modified, altered or left without effect without the concurrence and joint consent of the Selling Companies and KG MINERA LM S.A.

The legal capacity of Mr.                    to act in representation of ANGLO AMERICAN NORTE S.A. is recorded in the public deed dated                   , executed in the Notary’s Office of Santiago of Mr.                   . The legal capacity of Mr.                    to act in representation of MINERA ANGLO AMERICAN CHILE LIMITADA is recorded in the public deed dated                   , executed in the Notary’s Office of Santiago of Mr.                   . The legal capacity of Mr.                    to act in representation of MINORCO INVERSUD S.A. is recorded in the public deed dated                   , executed in the Notary’s Office of Santiago of Mr.                   . The legal capacity of Mr.                    to act in representation of KG MINERA LM S.A. is recorded in the public deed dated                   , executed in the Notary’s Office of Santiago of Mr.                   .

Upon reading, the parties hereto sign.

Mr.
By ANGLO AMERICAN NORTE S.A.

Mr.
By MINERA ANGLO AMERICAN CHILE LIMITADA

Mr.
By MINORCO INVERSUD S.A.

Mr.
By KG MINERA LM S.A.

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Exhibit 1.01(iii)

Form of Share Transfer Deed

CONTRATO DE COMPRAVENTA DE ACCIONES

EMITIDAS POR

MINERA SANTA ROSA SCM.

Comparecen: don Alejandro Vicente Mena Frau, chileno, casado, ingeniero comercial, cédula nacional de identidad número nueve millones setecientos noventa y seis mil trescientos cuarenta y uno guión k, y don Luis Ignacio Quiñones Sotomayor, chileno, casado, abogado, cédula de identidad número siete millones setecientos setenta y seis mil  setecientos dieciocho guión cinco  ambos en representación de la sociedad Anglo American Norte S.A., sociedad del giro minero, Rut 91.658.000-2, de la sociedad Minorco Inversud S.A, sociedad de inversiones, Rut 93.939.000-6, y de la sociedad Minera Anglo American Chile Limitada, sociedad del giro de su denominación, Rut 87.522.100-0, todos domiciliados para estos efectos en Avenida Pedro de Valdivia número doscientos noventa y uno, comuna de Providencia, Santiago,  en adelante también los “Vendedores”; y b/ don                        (individualizar)  actuando en representación, según se acreditará, de                                   , Rol Único Tributario                               , sociedad del giro                    del mismo domicilio de su representante, en adelante también el “Comprador”; los comparecientes mayores de edad quienes acreditan su identidad con las citadas cédulas y exponen:

PRIMERO. Que mediante escritura pública de fecha 16 de Septiembre de 1996 otorgada en la Notaría de Santiago de don Eduardo Pinto Peralta se constituyó la sociedad contractual minera denominada Minera Santa Rosa SCM. Un extracto de la escritura de constitución se inscribió a

Fs 174 N° 59 del Registro de Propiedad de Minas  y a Fs 9591 del Registro de Accionistas, ambas del Conservador de Minas de Santiago correspondiente al año 1996. Dicha sociedad ha sufrido las siguientes modificaciones: a) por escritura pública de fecha 27 de Noviembre de 1996 otorgada en la Notaría de Santiago de don Eduardo Pinto Peralta cuyo extracto se inscribió a Fs 232 vta N° 71 del Registro de Propiedad de Minas y a Fs 9598 del Registro de Accionistas, ambas del Conservador de Minas de Santiago correspondiente al año 1996, y b) por escritura pública de fecha 5 de Diciembre de 1996 otorgada en la Notaría de Santiago de don Eduardo Pinto Peralta cuyo extracto se inscribió a Fs 234 vta N° 72 del Registro de Propiedad de Minas  y a Fs 9601 del Registro de Accionistas, ambas del Conservador de Minas de Santiago correspondiente al año 1996.

SEGUNDO: Consta en el Registro de Accionistas del Conservador de Minas de Santiago, que la sociedad Anglo American Norte S.A. es titular a esta fecha de 9.640.244 acciones, que la sociedad Minorco Inversud S.A es titular a esta fecha de 2.816.462 acciones y que la sociedad Minera Anglo American Chile Limitada es titular a esta fecha de 2.894.286 acciones, todas  de Minera Santa Rosa SCM.

TERCERO: Mediante instrumento privado denominado “Share Purchase Agreement” celebrado con esta fecha en idioma inglés entre los Vendedores y el Comprador, la sociedad Anglo American Norte S.A. acordó vender, ceder y transferir la totalidad de las acciones de que es titular en Minera Santa Rosa SCM, esto es, la cantidad de 9.640.244 acciones, al Comprador,  la sociedad Minorco Inversud S.A. acordó vender, ceder y transferir la totalidad de las acciones de que es titular en Minera Santa Rosa SCM, esto es, la cantidad de 2.816.462 acciones, al Comprador y la sociedad Minera Anglo American Chile Limitada acordó vender, ceder y

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transferir la totalidad de las acciones de que es titular en Minera Santa Rosa SCM, esto es, la cantidad de 2.894.286 acciones, a el Comprador.

CUARTO: Por el presente acto y en cumplimiento con lo estipulado en instrumento privado “Share Purchase Agreement” referido en la cláusula anterior, los señores Alejandro Vicente Mena Frau y Luis Ignacio Quiñones Sotomayor, actuando en representación de las sociedades Anglo American Norte S.A., Minorco Inversud S.A, y Minera Anglo American Chile Limitada, vienen en  vender, ceder y transferir al Comprador, quien compra, adquiere y acepta para sí, a través de su representante, la totalidad de las acciones de Minera Santa Rosa SCM, que cada una de dichas sociedades es titular, según se indicó en las cláusulas segunda y tercera precedentes.

QUINTO: El precio de la compraventa de cada una de las acciones que se vende es la suma de $              , correspondiendo entonces $               para Anglo American Norte S.A., $                   para Minorco Inversud S.A,   y $                 para Minera Anglo American Chile Limitada, sumas que son pagadas en este acto, al contado y en dinero efectivo por el Comprador, declarando los representantes de las sociedades vendedoras recibirlos a su entera satisfacción.

SEXTO: Los Vendedores y el Comprador dejan constancia que las acciones  transferidas de Minera Santa Rosa SCM, se venden libres de todo gravamen, prenda, prohibición, interdicción, deuda o litigio pendiente, con excepción de Promesa de Compraventa a favor de Teck Gold Ltd. inscrita en el Libro de Gravámenes y Prohibiciones del Registro de Accionistas del Conservador de Minas de Santiago, a fojas 144, Nº 49 del año 1997, no existiendo además a su respecto opciones preferentes que cumplir, declarando el Comprador  conocer los estatutos de la misma.

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SEPTIMO: Para los efectos de la presente compraventa de acciones, las partes fijan su domicilio en la ciudad y comuna de Santiago y se someten a la jurisdicción de sus tribunales de justicia. Este contrato estará sujeto a las leyes de la República de Chile.

OCTAVO: Los gastos que se devenguen con ocasión del otorgamiento del presente instrumento, como asimismo  los de su inscripción serán de cargo del comprador.

NOVENO: Se faculta al portador de copia autorizada de la presente escritura para requerir y firmar las inscripciones, subinscripciones y anotaciones que  se requieran en el Conservador de Minas de Santiago.

• La personería de don Alejandro Vicente Mena Frau y de don Luis Ignacio Quiñones Sotomayor, para actuar en representación de Anglo American Norte S.A., consta escritura pública de fecha 14 de Junio de 2007 otorgada en la Notaría de Santiago de don Alvaro Bianchi Rosas.

• La personería de don Alejandro Vicente Mena Frau y de don Luis Ignacio Quiñones Sotomayor, para actuar en representación de Minorco Inversud S.A., consta escritura pública de fecha 3 de Marzo de 2008 otorgada en la Notaría de Santiago de don Alvaro Bianchi Rosas.

• La personería de don Alejandro Vicente Mena Frau y de don Luis Ignacio Quiñones Sotomayor, para actuar en representación de Minera Anglo American Chile Limitada, consta escritura pública de fecha 21 de Abril de 2008 otorgada en la Notaría de Santiago de don Alvaro Bianchi Rosas.

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FREE TRANSLATION FROM SPANISH

SHARE PURCHASE CONTRACT

ISSUED BY

MINERA SANTA ROSA SCM.

Hereby Appears:  Mr. Alejandro Vicente Mena Frau, Chilean, married, commercial engineer, Taxpayer Identification Number 9.796.341-K, and Mr. Luis Ignacio Quiñones Sotomayor, Chilean, married, attorney, Taxpayer Identification Number 7.776.718-5, both in representation and on behalf of Anglo American Norte S.A., a mining development company, Taxpayer Identification Number 91.658.000-2, Minorco Inversud S.A, an investment company, Taxpayer Identification Number 93.939.000-6, and Minera Anglo American Chile Limitada, title company, Taxpayer Identification Number 87.522.100-0, all domiciled for these purposes at Pedro de Valdivia Avenue, Number 291, borough of Providencia, Santiago, hereinafter the “Sellers”; and; y Mr.                        (identify)  representing, as accredited,                                   , Taxpayer Identification Number                               , a                    company of the same domicile as represented, hereinafter the “Purchaser”; each of the foregoing of legal age, each of whom has proven his identity with the aforementioned credentials, and each of whom states:

FIRST. By public deed executed on September 16, 1996, in the Notary of Santiago of Mr. Eduardo Pinto Peralta, Minera Santa Rosa SCM, a contractual mining company was formed.  An excerpt of the public deed of constitution was registered at File 174, Number 59, of the Mining Registry and File 9591 of the Shareholders Registry, both of the Mine Registrar of Santiago for the year 1996.  Such company has been thereafter modified as follows:  a) by public deed dated November 27, 1996, executed in the Notary of Santiago of Mr. Eduardo Pinto Peralta, an excerpt of which was registered at File 232 overleaf, Number 71, of the Mining Registry and File 9598 of the Shareholders Registry, both of the Mine Registrar of Santiago for the year 1996, and b) by public deed dated December 5, 1996, executed in the Notary of Santiago of Mr. Eduardo Pinto Peralta, an excerpt of which was registered at File 234, Number 72 of the Mining Registry and File 9601 of the Shareholders Registry, both of the Mining Registrar of Santiago for the year 1996.

SECOND: The following is inscribed in the Shareholders Registry of the Mining Registrar of Santiago:  that company Anglo American Norte S.A., as of even date herewith, is the owner of 9,640,244 shares, that company Minorco Inversud S.A., as of even date herewith, is the owner of 2,816,462 shares, and that company Minera Anglo American Chile Limitada, as of even date herewith, is the owner of 2,894,286 shares, all of Minera Santa Rosa SCM.

THIRD: By private document executed on this date in English language named “Share Purchase Agreement”, between the Sellers and the Purchaser, Anglo American Norte S.A. agreed to sell, assign and transfer all of its 9.640.244 shares in Minera Santa Rosa SCM to the Purchaser, Minorco Inversud S.A., agreed to sell, assign and transfer all of its 2.816.462 shares in Minera Santa Rosa SCM to the Purchaser, and Minera Anglo American Chile Limitada agreed to sell, assign and transfer all of its 2.894.286 shares in Minera Santa Rosa SCM to the Purchaser.

FOURTH: Hereby and in compliance with what was agreed in the “Share Purchase Agreement” referred to in the preceding clause, Messrs. Alejandro Vicente Mena Frau and Luis Ignacio Quiñones Sotomayor, acting in representation of the companies Anglo American Norte S.A., Minorco Inversud S.A, and Minera Anglo American Chile Limitada hereby sell, assign, and transfer to Purchaser, who hereby purchases, acquires, and accepts, via its representative, all of

2

the shares of Minera Santa Rosa SCM, owned by such companies as indicated in the foregoing clause.

FIFTH: The price per share hereby sold is the sum of $              , corresponding to $               by Anglo American Norte S.A., $                   by Minorco Inversud S.A,   and $                 by Minera Anglo American Chile Limitada, sums which are hereunder paid in cash by Purchaser, and the representatives of Seller hereby receive such sums to their entire satisfaction.

SIXTH: Sellers and Purchaser hereby establish that the transferred shares of Minera Santa Rosa SCM are sold, except for the Promise to Purchase Shares in favor of Teck Gold Ltd. registered at folio 144, Nº 49 of the Liens and Encumbrances Book of the Shareholders Registry of the Mining Registrar of Santiago of the year 1997, free from encumbrances, pledges, prohibitions, interdictions, debts, or pending litigation, nor in this regard any first rights of refusal, regarding which Purchaser has been provided the bylaws.

SEVENTH: For all legal intents and purposes hereunder, the parties fix their domicile in the borough and city of Santiago and submit themselves to the jurisdiction of its courts.  This contract shall be subject to the laws of the Republic of Chile.

EIGHTH: Any expenses arising from the execution of this instrument, as well as its inscription, shall be at Purchaser’s expense.

NINETH: A bearer of an authorized copy of this writing is empowered to require and sign the registrations, inscriptions, and annotations as may be required in the Mining Registrar of Santiago.

3

• The power of Mr. Alejandro Vicente Mena Frau and Mr. Luis Ignacio Quiñones Sotomayor to act in representation of Anglo American Norte S.A. was granted by public deed dated June 14, 2007, executed in the Notary of Santiago of Mr. Alvaro Bianchi Rosas.

• The power of Mr. Alejandro Vicente Mena Frau and Mr. Luis Ignacio Quiñones Sotomayor to act in representation of Minorco Inversud S.A. was granted by public deed dated March 3, 2008, executed in the Notary of Santiago of Mr. Alvaro Bianchi Rosas.

• The power of Mr. Alejandro Vicente Mena Frau and Mr. Luis Ignacio Quiñones Sotomayor to act in representation of Minera Anglo American Chile Limitada was granted by public deed dated April 21, 2008, executed in the Notary of Santiago of Mr. Alvaro Bianchi Rosas.

4

Exhibit 2.05(4)(c)

Selling Companies’ Bring-Down Certificate

TO:                          KG Minera LM S.A. (the “Purchaser”)

This certificate is given pursuant to Section 2.05(4)(c) of the Share Purchase Agreement dated as of November 19, 2008 (the “Purchase Agreement”) between Anglo American Norte S.A., Minera Anglo American Chile Limitada, Minorco Inversud S.A. (collectively, the “Selling Companies”) and the Purchaser.  Unless otherwise stated, capitalized terms used in this certificate have the meanings given to them in the Purchase Agreement.

I, [•], the President of [Selling Company] (the “Vendor”), hereby certify, for and on behalf of the Vendor and not in my personal capacity and without personal liability, as follows:

1.                                       To the Knowledge of the Selling Companies, no change in the financial condition, business, prospects, operations, Assets or affairs of Minera Santa Rosa SCM has occurred since December 31, 2007 that would have a Material Adverse Effect.

2.                                       The Selling Companies have performed or complied in all material respects with all of the terms, covenants and conditions of the Purchase Agreement to be performed or complied with by them at or prior to the Time of Closing (and, for such purposes, a term, covenant or condition, other than those contained in section 2.05 of the Purchase Agreement, is considered materially performed or complied with unless the non-performance or non-compliance constitutes a Material Adverse Effect).

3.                                       All of the representations and warranties of the Selling Companies in the Purchase Agreement are materially true and correct at the date hereof, with the same force and effect as if such representations and warranties were made as at and as of the date hereof (and, for such purposes, a representation or warranty in Section 4.02 of the Purchase Agreement are considered materially true and correct unless the change, occurrence, event, violation, inaccuracy, circumstance or effect causing it not to be true and correct constitutes a Material Adverse Effect and, as a result, in order to avoid a duplicating qualification, references to Material Adverse Effect expressed in the representations and warranties in Section 4.02 of the Purchase Agreement have been disregarded).

Dated the [•], 2008.

Name:
Title:

Exhibit 2.05(4)(d)

Selling Companies’ Corporate Certificates

Officer’s Certificate
of
[Selling Company]

TO:	[Selling Companies’ Chilean Counsel]

AND TO:	KG Minera LM S.A.

RE:

Share Purchase Agreement dated as of November 19, 2008 (the “Purchase Agreement”) between Anglo American Norte S.A., Minera Anglo American Chile Limitada, Minorco Inversud S.A. (collectively, the “Selling Companies”) and KG Minera LM S.A. (the “Purchaser”)

I, [•], the [Secretary] of [Selling Company] (the “Vendor”) certify, for and on behalf of the Vendor and not in my personal capacity and without personal liability, that:

1.                                                                                       This certificate is furnished to you pursuant to Section 2.05(4)(d) of the Purchase Agreement and may be relied on by you for the purposes of your opinion to the Purchaser contemplated by the Purchase Agreement.  I have reviewed such books and records of the Vendor and such other documents and have made such inquiries and investigations as I have considered necessary or appropriate to verify the matters addressed in this certificate.  All capitalized terms used but not defined in this certificate have the meanings set out in the Purchase Agreement.

2.                                                                                       Attached as Appendix 1 are true and complete copies of all of the by-laws of the Vendor (the “By-laws”), the extracts published and recorded in the Commerce Registry, and a copy of the registration of the Vendor in the Commerce Registry with certificate of good standing that are in effect on the date hereof.  No resolutions have been passed by the board of directors or shareholders of the Vendor to effect any amendment to or repeal of any of the By-laws.

3.                                                                                       Attached as Appendix 2 is a true and complete copy of resolutions of the directors of the Vendor, passed at a meeting of directors on [•], 2008.  Such resolutions are the only resolutions of the Vendor dealing with the authorization of the transactions contemplated by the Purchase Agreement and have not been amended by any subsequent corporate action.

4.                                                                                       The persons named in the attached Appendix 3 are directors and officers of the Vendor, holding the positions set forth in Appendix 3 opposite their respective names.  Each signature set forth opposite the name of any such officer or director is a true specimen of the signature of such officer or director of the Vendor.

5.                                                                                       Neither the Vendor nor its shareholders have taken any steps to terminate its existence, amalgamate, continue in any other jurisdiction or change its corporate existence in any way since the date of its incorporation.  The Vendor has not received any notice or other communication from any Governmental Body or other Person indicating that there exists any situation which, unless remedied, could result in the termination of the corporate existence of the Vendor, nor am I aware of any facts which could form the basis on which such a notice could be sent.

6.                                                                                       No act or proceeding has been taken by or against the Vendor in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Vendor or any arrangement or restructuring in respect of the Vendor nor has the Vendor received any notice in respect of any such act or proceeding and no receiver, receiver manager, monitor, custodian or any similar Person has been appointed in respect of the Vendor or its assets.

* * * * * * * * * *

DATED:  [•], 2008

Name:
Title:

2

Appendix 1

By-laws, Extracts and Copy of Registration
in Commerce Registry with
Certificate of Good Standing of
[Selling Company]

Appendix 2

Resolutions of the Board of Directors/
Shareholders of
[Selling Company]

Appendix 3

Certain Officers and Directors of
[Selling Company]

Name	Office	Specimen Signature

[President]

[Secretary]

[Director]

Exhibit 2.05(4)(f)

Form of Director and Officer Resignation and Release

TO:                                                                        Minera Santa Rosa SCM (the “Corporation”)

Reference is made to a share purchase agreement (the “Purchase Agreement”) dated as of November 19, 2008 between Anglo American Norte S.A., Minera Anglo American Chile Limitada, Minorco Inversud S.A. (collectively, the “Selling Companies”) and KG Minera LM S.A. (the “Purchaser”).  Unless otherwise stated, capitalized terms used in this certificate have the meanings given to them in the Purchase Agreement.  Notwithstanding anything to the contrary contained herein, this release is subject to and without prejudice to the provisions of the Purchase Agreement, including, without prejudice to the generality of the foregoing, the provisions of section 6.02 thereof.

I, [•] hereby resign as a director of the Corporation effective on the closing of the transactions contemplated by the Purchase Agreement.

In consideration of the sum of $1.00 of lawful money of Canada and other good and valuable consideration, the receipt and adequacy of which are hereby irrevocably acknowledged, I (the “Releasor”, which term includes my heirs, executors, administrators, successors and assigns) hereby release and forever discharge (i) the Corporation and (ii) its present and former officers, directors and employees and their respective predecessors, successors, personal representatives and assigns (collectively, the “Releasees”) of and from all actions, causes of action, suits, debts, duties, demands, accounts, bonds, covenants, contracts, demands, proceedings and claims for injuries, losses, damages, interest, costs, indemnity, fines, penalties, legal and professional fees and assessments or amounts of any kind whatsoever (including any loss or damage not yet ascertained) that I as a director of the Corporation or otherwise ever had, now have or can, shall or may hereafter have for or by reason of or in any way arising out of any cause, matter or thing whatsoever existing up to the present time (but for greater certainty, no cause, matter or thing whatsoever arising thereafter) (collectively, the “Claims”).  In particular, without in any way limiting the generality of the foregoing, this Release shall apply to Claims arising for and by reason of or in any way arising out of any and all claims and demands for moneys advanced, salary, wages, bonuses, expenses, retirement or pension allowances, fees, participation in profits or earnings, dividends or other remuneration or benefits enjoyed by me in connection with my appointment as a director of the Corporation or my employment by the Corporation or the termination of such directorship or employment, whether authorized or provided for by law, statute, contract, resolution, by-law or otherwise including, without limitation, the obligations, statutory, contractual or otherwise, of the Corporation to me in respect thereof, including, without limitation, any statutory entitlement to wages, vacation pay, termination pay, severance pay or any other payment, existing up to the present time.

I further covenant and agree not to directly or indirectly, join, assist, aid or act in concert in any manner whatsoever with any other person in the making of any claim or demand or in the bringing of any proceeding or action in any manner whatsoever against the Releasees or any of them with respect to the Claims.

I further covenant and agree not to make or continue any claim or complaint or initiate or continue any proceeding against any person which might be entitled to claim, pursuant to the provisions of any applicable statute or otherwise, contribution, indemnity or other relief over against the Releasees or any of them arising out of or in relation to the matters released or discharged pursuant to this Release.

I hereby represent, warrant and covenant that I have not assigned and will not assign to any other person any of the Claims that I am releasing hereunder.  I confirm that no consideration given to me by any Releasee is an admission of liability or responsibility by any Releasee and any such liability or responsibility is expressly denied.

If any provision of this Release or any part of any provision of this Release is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) such invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Release.  Each provision of this Release is separable from every other provision of this Release, and each provision of this Release is separable from every other part of such provision.

I acknowledge that I have been given sufficient time to consider my actions and to seek such independent legal or other advice as I deem appropriate and that I understand the terms of this Release.  I further acknowledge that, other than the consideration promised, no representation of fact or opinion, threat or inducement has been made or given by any Releasee to induce me to sign this Release and that there is no condition, express or implied or collateral agreement with respect to this Release.

This Release shall be governed by, enforced, construed and interpreted in accordance with the laws of the Republic of Chile.

DATED:  [•], 2008

Witness	Name:

2

Exhibit 2.05(4)(g)

Form of Selling Companies’ Release

TO:                         Each of the Releasees (as defined below)

Reference is made to a share purchase agreement (the “Purchase Agreement”) dated as of November 19, 2008 between Anglo American Norte S.A., Minera Anglo American Chile Limitada, Minorco Inversud S.A. (collectively, the “Selling Companies”) and KG Minera LM S.A. (the “Purchaser”) in respect of the purchase of certain shares of Minera Santa Rosa SCM (the “Corporation”).  Unless otherwise stated, capitalized terms used in this certificate have the meanings given to them in the Purchase Agreement.  Notwithstanding anything to the contrary contained herein, this release is subject to and without prejudice to the provisions of the Purchase Agreement, including, without prejudice to the generality of the foregoing, the provisions of section 6.02 thereof.

In consideration of the sum of $1.00 of lawful money of Canada and other good and valuable consideration, the receipt and adequacy of which are hereby irrevocably acknowledged, each of the Selling Companies, on its own behalf and on behalf of its successors and assigns (collectively, the “Releasors”) hereby releases and forever discharges (i) the Corporation and its respective successors, assigns and predecessors and (ii) their respective present and former officers, directors and employees and their respective predecessors, successors, personal representatives and assigns (collectively, the “Releasees”) of and from all actions, causes of action, suits, debts, duties, demands, accounts, bonds, covenants, Contracts, demands, proceedings and claims for injuries, losses, damages, interest, costs, indemnity, fines, penalties, legal and professional fees and assessments or amounts of any kind whatsoever (including any loss or damage not yet ascertained) that such Releasor ever had, now has or can, shall or may hereafter have for or by reason of or in any way arising out of any cause, matter or thing whatsoever existing up to the present time (but for greater certainty, no cause, matter or thing whatsoever arising thereafter) (collectively, the “Claims”); provided however that nothing contained in this Release shall operate to release the Purchaser from any of its obligations under the Purchase Agreement.

Each Releasor further covenants and agrees not to directly or indirectly, join, assist, aid or act in concert in any manner whatsoever with any other person in the making of any claim or demand or in the bringing of any proceeding or action in any manner whatsoever against the Releasees or any of them with respect to the Claims.

Each Releasor further covenants and agrees not to make or continue any claim or complaint or initiate or continue any proceeding against any person which such Releasor might be entitled to claim, pursuant to the provisions of any applicable statute or otherwise, contribution, indemnity or other relief over against the Releasees or any of them arising out of or in relation to the matters released or discharged pursuant to this Release.

Each Releasor hereby represents, warrants and covenants that it has not assigned and will not assign to any other person any of the Claims that such Releasor is releasing herein. Each Releasor confirms that no consideration given to it by any Releasee is an admission of liability or responsibility by any Releasee and any such liability or responsibility is expressly denied.

If any provision of this Release or any part of any provision of this Release is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) such invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Release.  Each provision of this Release is separable from every other provision of this Release, and each provision of this Release is separable from every other part of such provision.

This Release shall be governed by, enforced, construed and interpreted in accordance with the laws of the Republic of Chile.

DATED:  [•], 2008

ANGLO AMERICAN NORTE S.A.

By:
Name:
Title:

MINERA ANGLO AMERICAN CHILE LIMITADA

By:
Name:
Title:

MINORCO INVERSUD S.A.

By:
Name:
Title:

2

Exhibit 2.05(6)(b)

Purchaser’s Bring-Down Certificate

TO:                         Anglo American Norte S.A., Minera Anglo American Chile Limitada and Minorco Inversud S.A. (collectively, the “Selling Companies”)

This certificate is given pursuant to Section 2.05(6)(b) of the Share Purchase Agreement dated as of November 19, 2008 (the “Purchase Agreement”) between KG Minera LM S.A. (the “Purchaser”) and the Selling Companies.  Unless otherwise stated, capitalized terms used in this certificate have the meanings given to them in the Purchase Agreement.

I, [•], the President of the Purchaser, hereby certify, for and on behalf of the Purchaser and not in my personal capacity and without personal liability, as follows:

1.             The Purchaser has performed or complied in all material respects with all of the terms, covenants and conditions of the Purchase Agreement to be performed or complied with by it at or prior to the Time of Closing.

2.             All of the representations and warranties of the Purchaser in the Purchase Agreement are materially true and correct at the date hereof, with the same force and effect as if such representations and warranties were made as at and as of the date hereof.

Dated the [•], 2008.

Name:
Title:

Exhibit 2.05(6)(c)

Purchaser’s Corporate Certificate

Officer’s Certificate
of
KG Minera LM S.A.

TO:                                                                         [Purchaser’s Chilean Counsel]

AND TO:                                           Anglo American Norte S.A., Minera Anglo American Chile Limitada and Minorco Inversud S.A. (collectively, the “Selling Companies”)

RE:                                                                           Share Purchase Agreement dated as of November 19, 2008 (the “Purchase Agreement”) between the Selling Companies and KG Minera LM S.A. (the “Purchaser”)

I, [•], the [Secretary] of the Purchaser certify, for and on behalf of the Purchaser and not in my personal capacity and without personal liability, that:

1.                                                                                       This certificate is furnished to you pursuant to Section 2.05(6)(c) of the Purchase Agreement and may be relied on by you for the purposes of your opinion to the Selling Companies contemplated by the Purchase Agreement.  I have reviewed such books and records of the Purchaser and such other documents and have made such inquiries and investigations as I have considered necessary or appropriate to verify the matters addressed in this certificate.  All capitalized terms used but not defined in this certificate have the meanings set out in the Purchase Agreement.

2.                                                                                       Attached as Appendix 1 are true and complete copies of all of the by-laws of the Purchaser (the “By-laws”), the extracts published and recorded in the Commerce Registry, and a copy of the registration of the Purchaser in the Commerce Registry with certificate of good standing that are in effect on the date hereof.  No resolutions have been passed by the board of directors or shareholders of the Purchaser to effect any amendment to or repeal of any of the By-laws.

3.                                                                                       Attached as Appendix 2 is a true and complete copy of a resolution of the directors of the Purchaser, passed at a meeting of directors by all the directors entitled to vote on the resolution at a meeting of directors on [•], 2008.  Such resolution is the only resolution of the Purchaser dealing with the authorization of the transactions contemplated by the Purchase Agreement and has not been amended by any subsequent corporate action.

4.                                                                                       The persons named in the attached Appendix 3 are directors and officers of the Purchaser, holding the positions set forth in Appendix 3 opposite their respective names.  Each signature set forth opposite the name of any such officer or director is a true specimen of the signature of such officer or director of the Purchaser.

5.                                                                                       Neither the Purchaser nor its shareholders have taken any steps to terminate its existence, amalgamate, continue in any other jurisdiction or change its corporate existence in any way since the date of its incorporation. The Purchaser has not received any notice or other communication from any Governmental Body or other Person indicating that there exists any situation which, unless remedied, could result in the termination of the corporate existence of the Purchaser, nor am I aware of any facts which could form the basis on which such a notice could be sent.

6.                                                                                       No act or proceeding has been taken by or against the Purchaser in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Purchaser or any arrangement or restructuring in respect of the Purchaser nor has the Purchaser received any notice in respect of any such act or proceeding and no receiver, receiver manager, monitor, custodian or any similar Person has been appointed in respect of the Purchaser or its assets.

* * * * * * * * * *

DATED:   [•], 2008

Name:
Title:

2

Appendix 1

By-laws, Extracts and Copy of Registration
in Commerce Registry with
Certificate of Good Standing of
KG Minera LM S.A.

Appendix 2

Resolutions of the Board of Directors of
KG Minera LM S.A.

Appendix 3

Certain Officers and Directors of
KG Minera LM S.A.

Name	Office	Specimen Signature

[President]

[Secretary]

[Director]